EXHIBIT 10.1

EXPLANATORY NOTE TO THIS EXHIBIT

The Company’s representations and warranties included in this Loan Agreement were made to each of the lenders hereunder. These representations and warranties were made as of specific dates, only for purposes of this Loan Agreement and for the benefit of the parties thereto. These representations and warranties were subject to important exceptions and limitations agreed upon by the parties, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts and were made subject to a contractual standard of materiality that may be different from the standard generally applicable under federal securities laws. This Loan Agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. Moreover, information concerning the subject matter of the representations and warranties may have changed, and may continue to change, after the date of the Loan Agreement, and such subsequent information may or may not be fully reflected in the Company’s public reports. Accordingly, investors should not rely on the representations and warranties contained in this Loan Agreement or any description thereof as characterizations of the actual state of facts or condition of the Company or its affiliates. The information in this Loan Agreement should be considered together with the Company’s public reports filed with the Securities and Exchange Commission.

[EXECUTION
COUNTERPART]

LOAN AGREEMENT

dated as of December 30, 2010,

among

SERACARE LIFE SCIENCES, INC.,
as Borrower

The Guarantors
from time to time party hereto

CERTAIN LENDERS

MIDDLESEX SAVINGS BANK,
as Administrative Agent

Schedules

Schedule A	Commitments
Schedule B	Eligible Inventory; Business Locations
Schedule C	[intentionally omitted]
Schedule D	Certain Foreign Account Debtors
Schedule E	Certain Accounts

Schedule 6.06	Litigation
Schedule 6.07	Environmental Matters
Schedule 6.10	Taxes
Schedule 6.15	Subsidiaries
Schedule 6.16	Existing Investments/Deposit Accounts
Schedule 6.17	Real Property
Schedule 6.18	Existing Indebtedness
Schedule 6.19	Existing Material Liens
Schedule 6.21(c)	Deposit Accounts
Schedule 8.01(d)(ii)	ERP Equipment
Schedule 8.11	Restrictive Agreements

Exhibits

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Initial Term Note
Exhibit A-3	Form of Amended and Restated Term Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate

LOAN AGREEMENT

PREAMBLE

AGREEMENT dated as of December 30, 2010 among SERACARE LIFE SCIENCES, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”); each Subsidiary of the Borrower that becomes a “Guarantor” after the date hereof pursuant to Section 7.10 (each, a “Guarantor”, and collectively, the “Guarantors”); each of the lenders signatory hereto listed under the caption “LENDERS” on the signature pages hereto and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.04 (each, a “Lender” and collectively, the “Lenders”); and MIDDLESEX SAVINGS BANK, as LC Bank (defined below) and as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

A.           The Borrower has requested that the Lenders extend credit to the Borrower in an aggregate principal amount of up to $20,000,000 (i) for working capital and general corporate purposes and (ii) to finance certain acquisitions and other general corporate purposes, including stock repurchases.

B.           The Lenders are willing to extend the requested credit on and subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Definitions.  The following terms, as used herein, have the following meanings:

“Account Control Agreement” means an agreement, reasonably satisfactory to the Administrative Agent, among the Borrower or any other Obligor, the Administrative Agent and a depository pursuant to which the Administrative Agent is granted “control” (as that term is used in the UCC) over a deposit account of the Borrower or any other Obligor.

“Accounts” mean all of the Borrower’s now owned or hereafter acquired right, title and interest with respect to “accounts”, as such term is from time to time defined in the UCC.

“Account Debtor” means any Person who is or may become obligated under, with respect to, or on account of, an Account.

“Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the Property of any Person, or all or substantially all of a line of business or division of any Person, (b) acquisition of all or substantially all of the Equity Interests of any Person, or otherwise causing such Person to become a Subsidiary of any Borrower, or (c) merger or consolidation or any other combination with any Person.

“Acquisition Consideration” means, with respect to any Acquisition, the total amount of cash and noncash consideration (as determined under GAAP) paid by or on behalf of the Borrower and its Subsidiaries for such Acquisition.

“Acquisition Documents” means, with respect to any Acquisition, collectively, the purchase agreement and all other material agreements and documents required to be entered into or delivered pursuant thereto or in connection with any Acquisition permitted under Section 8.08(b), each in the form delivered to the Administrative Agent and as amended as permitted hereunder.

“Adjusted Acquisition Consideration” means, with respect to any Acquisition, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof) paid by or on behalf of the Borrower and its Subsidiaries for any such Acquisition.

“Administrative Agent” has the meaning set forth in the preamble.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 12.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to any Lender, the administrative questionnaire, in the form provided to such Lender by the Administrative Agent, which is duly completed and submitted by such Lender to the Administrative Agent.

“Affiliate” of any Person means any Person directly or indirectly Controlled by, Controlling or under common Control with such first Person.

“Agent Parties” has the meaning set forth in Section 12.01(c).

“Agreement” means this Loan Agreement.

“Amended and Restated Term Note” has the meaning set forth in Section 2.07(b).

“Anti-Terrorism Laws” means laws relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

“Applicable Lending Office” means, for each Lender, the lending office of such Lender (or an Affiliate thereof) on such Lender’s Administrative Questionnaire or such other offices of such Lender (or of an Affiliate thereof) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Applicable Law” means, in relation to any Person or its Property, statutes and rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, and orders, requests, directives, instructions and notices of any Governmental Authority, in each case, applicable to and binding upon such Person or any of its Property and having the force of law.

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“Applicable Margin” means one-half of one percent (0.50%) per annum.

“Appraisal Report” means, as of any date, the most recently completed appraisal received by the Administrative Agent, in form and scope reasonably satisfactory to the Administrative Agent, of the Borrower Group’s Accounts and Inventory by a third-party appraiser selected by the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party that is required under Section 12.04), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.

“Availability Reserves” means the LC Reserves, Inventory Reserves and such other reserves as the Majority Lenders from time to time determine in their Permitted Discretion as being appropriate to reflect the impediments to the Lenders’ ability to realize upon the Collateral, as specified to the Borrower through the Administrative Agent.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following (without duplication of exclusions made based on the eligibility criteria specified in the definitions of “Eligible Accounts Receivable” and “Eligible Inventory”):  (a) returns, rebates, discounts, allowances and customer credits, (b) payables (based upon payables which are 120 days or more past due) and actual recent collection history, (c) customer deposits, (d) taxes and other governmental charges, including tax Liens, ad valorem, personal property, sales, and other taxes which may have priority over the security interests of the Administrative Agent in the Collateral, (e) held or post-dated checks issued by Borrower, (f) any judgment lien against Borrower or Collateral, (g) Borrower’s failure to pay when due and payable indebtedness owing to any trade creditor, (h) sums that the Borrower or any other Obligor is required to pay and has failed to pay under any Financing Document and (i) other reserves deemed necessary by the Majority Lenders in their reasonable business judgment, based on recommendations and/or reports by a third-party (unaffiliated with any Lender) appraiser selected by the Administrative Agent.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Middlesex as its “prime rate.”  The “prime rate” is a rate set by Middlesex based upon various factors including Middlesex’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Middlesex shall take effect at the opening of business on the day specified in the announcement of such change.

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“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrower Group” means, collectively, the Borrower and its Subsidiaries.

“Borrowing” means all Loans of the same Class made on the same date.

“Borrowing Base” means, as of any date of determination:  (a) an amount equal to 80% of Eligible Accounts Receivable, plus (b) an amount equal to 50% of Governmental Accounts that satisfy all of the criteria (except for clause (k) of the definition of “Eligible Accounts Receivable”) to be Eligible Accounts Receivable, plus (c) an amount equal to the Eligible Inventory Advance Rate of Eligible Inventory, minus (d) the aggregate amount of the Availability Reserves.

“Borrowing Base Certificate” means a certificate in the form of Exhibit C.

“Business Day” means any day excluding Saturday, Sunday and any other day on which commercial banks are authorized or required to close in Massachusetts.

“Capital Expenditures” means, for any period, to the extent capitalized in accordance with GAAP, expenditures of the Borrower Group for assets that are classified as capital expenditures on the balance sheet of the Borrower Group in accordance with GAAP including, but not limited to expenditures to acquire, develop or construct fixed assets, plant, equipment and software (including renewals, improvements and replacements, but excluding (i) repairs or replacements using Net Available Proceeds and (ii) any assets to the extent acquired with the proceeds of capital contributions) during such period computed in accordance with GAAP.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

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“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.  The term Casualty Event shall also include payment under any key person life insurance policy.

“Change in Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, Control over the management or policies of the Borrower, or Control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such securities; or

 (d)          except as otherwise expressly permitted under this Agreement or with the Majority Lenders’ prior written consent, the Borrower shall cease, directly or indirectly, to own legally and beneficially all (other than directors’ qualifying shares and the like) of the Equity Interests in, or otherwise Control, its Subsidiaries.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Class”, when used to refer to any Commitment, Loan or Borrowing, refers to whether the Commitment, Loan or Borrowing is a Revolving or Term Commitment, Loan or Borrowing, respectively.

“Closing Date” means the first date on which all the conditions precedent in Section 5.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Security Documents and all of the other Property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” has the meaning set forth in the Security Agreement.

“Collateral Account” has the meaning set forth in the Security Agreement.

“Commerce Bank” means Commerce Bank and Trust Company.

“Commitments” means a Revolving Commitment or Term Commitment, or any combination thereof, as the context requires.

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit D.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of:

(a)           (1) Consolidated EBITDA minus (2) taxes paid in cash minus (3) Unfinanced Capital Expenditures minus (4) dividends and distributions actually made in cash minus (5) the amount of Investments made in cash by (and not repaid in cash to) the Borrower to any third parties (other than the Borrower’s Wholly Owned Subsidiaries) in compliance with Section 8.07; to

(b)           cash Consolidated Interest Expense plus the current maturity of long-term Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) as scheduled, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

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“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash adjustments arising by reason of the application of FASB Statement 142 (or its successor) (relating to changes in accounting for the amortization of good will and certain other intangibles) and accounting principles relating to stock based compensation expenses, (v) extraordinary or non-recurring losses, (vi) with the Administrative Agent’s prior written consent (in its reasonable discretion), other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (vii) with the Administrative Agent’s prior written consent (in its reasonable discretion), cost savings from Acquisitions made in compliance with Section 8.08 (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits, and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses for such Measurement Period.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (1) the aggregate outstanding principal amount of the Loans as of such date plus (2) the aggregate LC Exposures of all Lenders as of such date to (b) Consolidated EBITDA, in each case of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise) of any Person.

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“Critical Default” means any Default, except for an Event of Default specified in Section 9.01(e) that with notice or lapse of time or both, in accordance with Article IX, would become an Event of Default.

“Current Assets” means, at any time, the consolidated current assets (other than cash and cash equivalents) of the Borrower Group.

“Current Casualty Event” has the meaning set forth in Section 3.04(b).

“Current Liabilities” means, at any time, the consolidated current liabilities (other than the current portion of the Secured Obligations) of the Borrower Group.

 “Default” means an Event of Default or an event that with notice or lapse of time or both, in accordance with Article IX, would, unless cured or waived, become an Event of Default.

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by any Obligor or any of its Subsidiaries to any other Person, excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business.

 “Eligible Accounts Receivable” means Accounts of the Borrower and its Subsidiaries subject to the Lien of the Security Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following classes of Accounts shall be deemed to be Eligible Accounts Receivable:

(a)           Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business;

(b)           Accounts payable other than in U.S. dollars;

(c)           Accounts owing from any Person that is an Affiliate of the Borrower;

(d)           Accounts (other than Governmental Accounts) more than 90 days past original invoice date; and Governmental Accounts more than 120 days past original invoice date;

(e)           Accounts (other than Governmental Accounts) owing from any Person from which an aggregate amount of more than 35% of the Accounts owing therefrom is more than 90 days past original invoice date; and Governmental Accounts owing from any Person from which an aggregate amount of more than 35% of the Accounts owing therefrom is more than 120 days past original invoice date;

(f)            Accounts owing from any Person that (i) has disputed liability for any Account owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided that for purposes of subclauses (f)(i) and (f)(ii), such Accounts shall be excluded only to the extent of the amounts being disputed, claimed or demanded by such Person at any date of determination;

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(g)           Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Sections 9.01(h), (i) or (j);

(h)           Accounts (i) owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom, in each case in clauses (i) and (ii) to the extent that such Accounts may be offset or discounted by amounts owing by the Borrower or any of its Subsidiaries to the relevant account debtor;

(i)            Accounts arising out of sales to account debtors outside the United States, unless (i) such Accounts are fully backed by an irrevocable letter of credit or credit insurance on terms, and issued by a financial institution or insurer, acceptable to the Administrative Agent and such irrevocable letter of credit or insurance policy is in the possession of the Administrative Agent or (ii) such Accounts arise out of sales to the foreign account debtors listed on Schedule D or are otherwise approved by the Administrative Agent at its option;

(j)            Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(k)           Governmental Accounts (unless the Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, and any similar state legislation, and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of the account debtor of such Governmental Accounts), if such Governmental Accounts owing from such account debtor exceed $100,000;

(l)            Accounts with respect to which the representations and warranties set forth in Section 6.5 of the Security Agreement applicable to Accounts are not correct;

(m)           Accounts with respect to which the account debtor is located in any state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such account debtor in the courts or through any judicial process of such state), unless the Borrower has qualified to do business in such state, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement, or such failure to so qualify or file is, in the Administrative Agent’s Permitted Discretion, capable of being remedied without any material delay or material cost; and

(n)           Accounts in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Secured Obligations.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and each other Lender, (ii) unless a Specified Default has occurred, the Borrower and (iii) unless a Default has occurred and so long as Commerce Bank is one of only two Lenders and has at least 40% of the sum of the aggregate outstanding principal amount of the Loans and aggregate Commitments, Commerce Bank (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Obligor or any Affiliate or Subsidiary thereof.

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 “Eligible Inventory” means Inventory consisting of first quality saleable goods (including raw materials and intermediate Inventory) held for sale in the ordinary course of business of the Obligors that complies with each of the representations and warranties respecting Eligible Inventory made by the Obligors in this Agreement and the Security Agreement, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, that such criteria may be fixed and revised from time to time by the Majority Lenders (through the Administrative Agent) in their Permitted Discretion to address the results of any audit or appraisal performed from time to time after the date hereof.  An item of Inventory shall not be included in Eligible Inventory if:

(a)           an Obligor does not have good, valid, and marketable title thereto;

(b)           it is not subject to a valid and perfected, first-priority Lien in favor of the Administrative Agent, subject to no other Liens except Permitted Liens;

(c)           it is not located at (1) one of the locations in the United States set forth on Schedule B or (2) a location subject to a Collateral Access Agreement and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, unless it is in transit from one such location directly to another such location;

(d)           it is located on real property leased by an Obligor or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(e)           it consists of goods returned or rejected by an Obligor’s customers;

(f)            it consists of goods that are obsolete or unusable, or are slow moving, restrictive or custom items, work-in-process (as distinguished from intermediate Inventory), or goods that constitute spare parts, supplies used or consumed in the Obligors’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;

(g)           it fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(h)           it is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, which dispute has a reasonable likelihood of being determined adversely to the Borrower or any of its Subsidiaries; or

(i)            it does not satisfy any other requirements deemed necessary by the Majority Lenders in their reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Majority Lenders, based on reports from a third-party appraiser satisfactory to the Administrative Agent.

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“Eligible Inventory Advance Rate” means the lower of (a) forty percent (40%) and (b) the “Net Eligible Inventory Advance Rate” set forth in the Appraisal Report.

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equipment” has the meaning specified in Section 1.1 of the Security Agreement.

“Equity Interest” means, as to any Person, the stock (common, preferred or in any other manner designated), limited liability company membership or other interest, or any other right or interest (or right to acquire any such right or interest) however designated, evidencing ownership interests in such Person.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Closing Date of (i) any of its Equity Interests, (ii) any warrants or options exercisable in respect of its Equity Interests (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business or existing on the date hereof and disclosed to the Lenders in writing and any Equity Interests of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any Wholly Owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

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“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(l1) of ERISA and Section 412(c)(l 1) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Event” means any of the following events or conditions:

(a)           any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(b)           the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

(c)           the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(d)           the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

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(e)           the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(f)           the adoption of an amendment to any Plan that, pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections.

“Event of Default” has the meaning set forth in Section 9.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to non-cash working capital of the Borrower Group for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum (for such fiscal year), without duplication, of (i) Consolidated Interest Expense actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 3.01(b), (iii) voluntary prepayments, to the extent actually made, of Term Loans pursuant to Section 3.03(b), (iv) all income taxes actually paid in cash by the Borrower and its Subsidiaries,  (v) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year and (vi) additions to non-cash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Excess Funding Guarantor” has the meaning set forth in Section 4.09.

“Excess Payment” has the meaning set forth in Section 4.09.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Excluded Taxes” has the meaning set forth in Section 10.02(a).

“Existing LC” means the LC no. 10-112 dated September 22, 2010 issued by the LC Bank to Birchwood Fortune-SPVEF, LLC, as the beneficiary, for account of the Borrower, in the stated amount of $46,088.00.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Middlesex on such day on such transactions as determined by the Administrative Agent.

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“Fee Letter” means the fee letter agreement dated as of the date hereof among the Obligors and the Administrative Agent.

“Financing Documents” means:

(a)           this Agreement;

(b)          the Notes;

(c)           the LC Documents;

(d)          the Guaranties;

(e)           the Security Documents;

(f)           the Post-Closing Agreement;

(f)           the Fee Letter; and

(g)          any other document, instrument or agreement now or hereafter entered into by the Borrower or any other Obligor in connection with the Loans, the Secured Obligations or the Collateral.

“Five-Year Reset Rate” means a rate per annum equal to the higher of (a) the two-year Treasury rate plus 3.50% per annum and (b) a fixed rate of 5.49% per annum.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the LC Bank).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis from prior reporting periods, if applicable.

“Governmental Accounts” means Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof.

“Governmental Approval” means any action required to show satisfaction of an applicable Governmental Requirement including any permission, permit, certificate, license, approval, waiver, variance or authorization by a Governmental Authority.

“Governmental Authority” includes the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property.

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“Governmental Requirement” means any law, statute, code, ordinance, common law, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, (but excluding endorsements for collection or deposit in the ordinary course of business and product and other similar warranties given in the ordinary course of business).  The terms “Guarantee” and “Guaranteed” used as verbs have the correlative meanings.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement, in form and substance reasonably satisfactory to the Administrative Agent, by an entity that, pursuant to Section 7.10, is required to become a “Guarantor” hereunder in favor of the Administrative Agent, LC Bank and Lenders.

“Guaranteed Obligations” has the meaning set forth in Section 4.01.

“Guarantors” has the meaning set forth in the Preamble.

“Guaranties” means, collectively, (a) the Subsidiary Guarantee and (b) each Guarantee Assumption Agreement delivered pursuant to Section 7.10.

“Hazardous Material” means, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls (“PCB’s”), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, ‘toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a  Hedging Agreement permitted under this Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Agreement.

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 “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Included Taxes” has the meaning set forth in Section 10.02(a).

“Indebtedness” means, without duplication, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (1) earnouts and other contingent payments in connection with any Acquisition, solely to the extent that such contingent payments are not deemed to be indebtedness under and in accordance with GAAP, and only if such contingent payments are unsecured, and (2) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered, or are being disputed in good faith by appropriate measures and with adequate reserves in accordance with GAAP; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person but, if such Indebtedness has not been so assumed, only to the extent of the value of such Property; (d) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person to the extent classified as a liability on a balance sheet in conformity with GAAP; (f) Indebtedness of others Guaranteed by such Person; (g) net obligations of such Person under any Hedging Agreement.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitee” has the meaning set forth in Section 12.03(b).

“Information” has the meaning set forth in Section 12.12(b).

“Initial Term Note” has the meaning set forth in Section 2.07(b).

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Inventory” means, as to any Person, all “inventory” (as defined in the UCC) now owned or hereafter acquired by such Person, and all documents of title or other documents representing any of the foregoing, but excluding all work-in-process.

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“Inventory Reserves” means such reserves as the Majority Lenders determine from time to time in their Permitted Discretion as being appropriate to reflect the impediments to the Lenders’ ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following (without duplication of exclusions made based on the eligibility criteria specified in the definition of “Eligible Inventory”):  (a) the extent to which Inventory consists of goods that (i) are obsolete, slow-moving, restrictive or custom items, bills and hold goods, defective, damaged, prepared for return to vendor, not first quality goods, work-in-process or raw materials or (ii) constitute spare parts, packaging and shipping materials or supplies; (b) seasonality; (c) shrinkage; (d) imbalance or change in Inventory character, composition or mix; (e) markdowns; (f) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Inventory by any Obligor; and (g) the estimated reclamation claims of unpaid sellers of Inventory sold to any Obligor.

“Investment” means, for any Person, (a) the purchase or other acquisition (whether for cash, Property, services, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make such acquisition, (b) the making of any deposit with, or advance, loan or other extension of credit to, or capital contribution to, or Guarantee or assumption of debt of, or purchase or other acquisition of any other debt of or interest in, another Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 180 days arising in connection with the sale of inventory, supplies or services by such Person in the ordinary course of business, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“LC” means any standby letter of credit issued pursuant to this Agreement and shall include the Existing LC.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Percentage.

“LC Bank” means Middlesex, in its capacity as an issuer of LCs hereunder.

“LC Borrowing” means an extension of credit resulting from a drawing under any LC which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“LC Disbursement” means a payment made by the LC Bank pursuant to an LC.

“LC Documents” means, with respect to any LC, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such LC) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such LC or (b) any collateral security for any of such obligations.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn face amount of all outstanding LCs at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, including all LC Borrowings.  The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

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“LC Reimbursement Obligations” means, at any time, the obligations of the Borrower then outstanding, or that may thereafter arise in respect of all LCs then outstanding, to reimburse amounts paid by the LC Bank in respect of LC Disbursements.

“LC Reserves” means, at any time, the aggregate LC Exposure of all Lenders at such time that is not fully secured by cash collateral.

“Lender” shall have the meaning set forth in the preamble.

“Lender Protective Advances” has the meaning assigned thereto in Section 3.09.

 “Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such Property.  For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Life Insurance Proceeds” means the aggregate cash proceeds of any key man life insurance policy received by any Obligor.

“Loans” means, collectively, the Revolving Loans and Term Loans.

“Majority Lenders” means, at any time, subject to Section 12.02(b)(v), (a) if there are fewer than three Lenders, all Lenders, and (b) if there are three or more Lenders, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing more than 66-2/3% of the sum of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments of all Lenders.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, LC Bank or any Lender under any Financing Document, or of the ability of any Obligor to perform its obligations under any Financing Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Financing Document to which it is a party.

“Material Contract” means, with respect to any Obligor, the three largest customer contracts to which such Obligor is a party.

“Material Indebtedness” means Indebtedness (other than the Loans and LC Reimbursement Obligations) of any one or more of the Obligors in an aggregate principal amount exceeding $500,000.

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“Maturity Date” means (a) with respect to the Revolving Commitments and Revolving Loans, the Revolving Commitment Termination Date, and (b) with respect to the Term Loans, the Term Maturity Date; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Revolver Amount” means the lesser of (a) $5,000,000 (as such amount may be reduced or terminated pursuant to this Agreement) and (b) the Borrowing Base.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Middlesex” means Middlesex Savings Bank, a Massachusetts banking corporation.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Available Proceeds” means:

(i)            in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

(ii)           in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower or any other Obligor in respect of such Casualty Event net of (A) reasonable out-of-pocket expenses incurred by the Borrower or its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income, transfer or other taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event; and

(iii)          in the case of any Equity Issuance or the incurrence of Indebtedness, the aggregate amount of all cash received by the Borrower and the other Obligors in respect of such Equity Issuance or incurrence net of underwriting discounts, commissions, taxes payable in connection with such issuance or incurrence (whether payable at such time or thereafter), and other reasonable and customary out-of-pocket fees and expenses incurred by the Borrower or its Subsidiaries in connection therewith.

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments, received by the Borrower and any other Obligors directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other reasonable and customary out-of-pocket fees and expenses (including reasonable and customary investment banking out-of-pocket fees and expenses) paid by the Obligors in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Obligors (including any direct or indirect equity holders thereof) as a result of such Disposition, and (b) Net Cash Payments shall be net of any repayments by the Obligors of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition or (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.

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“Notes” means, collectively, Revolving Notes and Term Notes.

“Notice of Borrowing” has the meaning set forth in Section 2.03(a).

“Obligors” means, collectively, the Borrower and the Guarantors.

“Other Taxes” has the meaning set forth in Section 10.02(b).

“Patent Security Agreement” means the Patent Security Agreement dated as of the date hereof executed by the Obligors party thereto in favor of the Administrative Agent.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage” means, for any Lender, the ratio (expressed as a percentage) of (a) such Lender’s Revolving Commitment to (b) the aggregate amount of all Revolving Commitments.

“Perfection Certificate” means a certificate in a form approved by the Administrative Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of prudent and reasonable (from the perspective of a secured lender) business judgment.

“Permitted Investments” means investments in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within 13 months from the date of acquisition thereof, (b) commercial paper maturing within 13 months from the date of creation thereof rated at least Al or the equivalent by S&P or P1 or the equivalent by Moody’s Investors Service, Inc. (“Moody’s”) at the time of the acquisition thereof, (c) deposits maturing within 13 months from the date of creation thereof with, including certificates of deposit and banker’s acceptances issued by, Middlesex or any office located in the United States of any other bank or trust company which at the time of the acquisition thereof (i) is organized under the laws of any OECD country, including the United States or any state thereof or the District of Columbia, (ii) has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank’s or trust company’s most recent financial reports) and (iii) has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) securities with maturities of 13 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s; and (f) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market or similar funds registered under the Investment Company Act of 1940, as amended, investing at least 95% of its assets in investments described in clauses (a), (b), (c) or (e) above and which are administered by financial institutions having a rating in the highest investment category granted thereby by S&P or Moody’s at the time of acquisition.

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“Permitted Liens” means Liens permitted under Section 8.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 7.01.

“Post-Closing Agreement” means the Compliance and Post-Closing Agreement dated as of the date hereof among the Borrower and Administrative Agent.

“Post-Default Rate” has the meaning set forth in Section 3.02(b).

“Principal Payment Date” means the first Business Day of each calendar month, commencing with April 1, 2012 (or, if the Term Commitment Termination Date occurs before February 29, 2012, commencing with the first such date to occur after the Term Commitment Termination Date), and the Term Maturity Date.

“Pro Rata Share” has the meaning set forth in Section 4.08.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 7.01.

“Quarterly Date” means the last Business Day of March, June, September and December in each year, commencing with the first such day after the Closing Date.

“Receivables” means, as at any date, the unpaid portion of the obligation, as stated on the respective invoice, of a customer of any Obligor in respect of goods sold and shipped or services rendered by such Obligor to such customer, net of any credits, rebates or offsets owed to such customer and also net of any commissions payable to third parties (and for purposes hereof, a credit or rebate paid by check or draft of any Obligor shall be deemed to be outstanding until such check or draft shall have been debited to the account of such Obligor on which such check or draft was drawn).

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“Register” has the meaning set forth in Section 12.04(c).

“Regulation D, T, U or X” means Regulation D, T, U or X of the Board.

“Regulatory Change” means, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Responsible Officer” means, with respect to any Obligor, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Obligor.  Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership, shareholder, director, limited liability company and/or other action on the part of such Obligor, and such Responsible Officer shall be conclusively presumed to have acted solely on behalf of such Obligor in his/her capacity as such Responsible Officer (and not such Person’s individual capacity).  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means (a) dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of Equity Interests of the Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any of its Subsidiaries), but excluding dividends or distributions payable solely in shares of Equity Interests of the Borrower; (b) any payment of any management fee or expense, investment banking fee or similar amount to any Affiliate of the Borrower; and (c) any payment to the holders of any Indebtedness subordinated to the repayment of the Loans.

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“Revolving Commitment” means, as to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in LCs hereunder in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Schedule A under the caption “Revolving Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.04(b), as specified in the respective Assignment and Acceptance pursuant to which such assignment is effected (as the same may be reduced at any time pursuant to this Agreement).

“Revolving Commitment Termination Date” means the earliest to occur of (a) February 29, 2012, (b) the date of termination of the Revolving Commitments in accordance with the terms of the Financing Documents and (c) the first date on which all outstanding principal of, interest on and all other amounts outstanding in respect of the Revolving Loans shall have been paid in full.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans plus (b) such Lender’s LC Exposure at such time.

“Revolving Loan” means each Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Revolving Note” has the meaning set forth in Section 2.07(a).

“Rolling Period” means, at any date of determination, the period of twelve consecutive calendar months ending on, or most recently ended prior to, such date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Obligor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under this Agreement that is entered into by and between any Obligor and any Hedge Bank.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Financing Document or otherwise with respect to any Loan, LC, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or other debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the LC Bank, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

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“Security Agreement” means the Security Agreement dated as of the date hereof executed by the Borrower and other Obligors in favor of the Lender.

“Security Documents” means the Security Agreement, the Account Control Agreements, all Collateral Access Agreements, the Patent Security Agreement, the Trademark Security Agreement, all Uniform Commercial Code financing statements required by any of the foregoing to be filed with respect to the security interests in personal Property and fixtures created pursuant thereto, and any and all other agreements or instruments now or hereafter executed and delivered to the Secured Parties by any Obligor or any other Person as security for the Secured Obligations.

“Specified Default” means, collectively, (i) any Event of Default and (ii) any Default described in Section 9.01(a), (b), (h), (i) or (j) that with notice or lapse of time or both, in accordance with Article IX, would become an Event of Default.

“Solvent” and “Solvency” mean, with respect to any Person or group of Persons determined on a consolidated basis, on any date of determination, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group, (b) the present fair salable value of the assets of such Person or group is not less than the amount that will be required to pay the probable liability of such Person or group on its debts as they become absolute and matured, (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group’s ability to pay such debts and liabilities as they mature, (d) such Person or group is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s or group’s property would constitute an unreasonably small capital, and (e) such Person or group is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means unsecured Indebtedness (a) for which the Borrower is directly and primarily liable, (b) in respect of which none of the other Obligors is contingently or otherwise obligated and (c) that is subordinated to the obligations of the Borrower to pay the principal of and interest on the Loans and the LC Reimbursement Obligations hereunder on terms, and pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) which are material in the Majority Lenders’ judgment, in form and substance satisfactory to the Majority Lenders.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantee” means the Subsidiary Guarantee made by the Guarantors under Article IV in favor of the Secured Parties.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined in accordance with the relevant Hedging Agrement(s).

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including, without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed with respect to any such assessment).

“Term Commitment” means, with respect to any Lender, the obligation of such Lender to make up to four Term Loans prior to the Term Commitment Termination Date in an aggregate principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule A under the caption “Term Commitment” or, in the case of a Person that becomes a Term Lender pursuant to an assignment permitted under Section 12.04(b), as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced any time or from time to time pursuant to this Agreement).

“Term Commitment Termination Date” means the earliest to occur of (a) February 29, 2012, (b) the date of termination of the Term Commitments in accordance with the terms of the Financing Documents and (c) the first date on which all outstanding principal of, interest on and all other amounts outstanding in respect of the Term Loans shall have been paid in full.

“Term Loan” means each Loan (including each Termed-Out Loan) made by a Lender to the Borrower pursuant to Section 2.01(b).

“Term Maturity Date” means February 28, 2019; provided, if such day is not a Business Day, the Term Maturity Date shall be the immediately preceding Business Day.

“Term Notes” means, collectively, Amended and Restated Term Notes and Initial Term Notes.

“Term-Out” means, with respect to any Term Loan, the conversion and continuation of such Term Loan as a Termed-Out Loan in accordance with Section 2.01(b)(ii) on the Term Commitment Termination Date.  The term “Term-Out” used as a verb shall have a correlative meaning.

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“Term-Out Date” means February 29, 2012 (provided, if such day is not a Business Day, the Term-Out Date shall be the immediately preceding Business Day).

“Termed-Out Loan” has the meaning set forth in Section 2.01(b)(ii).

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the date hereof executed by the Obligor(s) party thereto in favor of the Lender.

 “UCC” means the Uniform Commercial Code as in effect from time to time in The Commonwealth of Massachusetts; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than The Commonwealth of Massachusetts, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfinanced Capital Expenditures” means for any period, Capital Expenditures for such period other than (a) Capital Expenditures funded by proceeds of Indebtedness (other than Revolving Loans) or equity issuances and (b) Capital Expenditures financed by Capital Lease Obligations.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.08(f).

“US Copyright Office” means the United States Copyright Office.

“US PTO” means the United States Patent and Trademark Office.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all (other than directors’ qualifying shares and the like) of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02    Principles of Interpretation.  The following rules of usage shall apply to this Agreement and the other Financing Documents (and each appendix, schedule, exhibit and annex thereto) unless otherwise required by the context or unless otherwise specified therein:

(a)    Definitions set forth herein or in any other Financing Document shall be equally applicable to the singular and plural forms of the terms defined.

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(b)    References to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in any Financing Document are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such Financing Document (unless expressly provided otherwise in such Financing Document).

(c)    Reference to any Financing Document shall include all schedules, annexes, exhibits and appendices to such Financing Document.

(d)    The headings, subheadings and table of contents used in any Financing Document are solely for convenience of reference, shall not constitute a part of such Financing Document and shall not affect the meaning, construction or effect of any provision thereof.

(e)     References to any Person in any Financing Document shall include such Person, its successors and permitted assigns and transferees.

(f)     Reference to any agreement (including any Financing Document) or Governmental Approval in any Financing Document means such agreement as amended, supplemented or otherwise modified from time to time in accordance with the applicable provisions thereof or as required by any Governmental Requirement.

(g)    References to any law in any Financing Document includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof.

(h)    Words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import used in any Financing Document shall, unless the context clearly indicates to the contrary, refer to the whole of such Financing Document and not to any particular article, section, subsection, paragraph or clause thereof.

(i)     References to “including” in any Financing Document means including without limiting the generality of any description preceding such term.

(j)     Each of the parties to one or more Financing Documents and their counsel have reviewed and revised, or requested revisions to, such Financing Document, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the interpretation of such Financing Document and any amendments or exhibits hereto.

Section 1.03    Accounting Terms.  For purposes of Section 8.14, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements of the Borrower referred to in Section 6.04(a).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms, or other covenants directly affected by such Accounting Changes, in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, the Public Borrower Accounting Oversight Board or, if applicable, the SEC.

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Section 1.04    LC Amounts.     Unless otherwise specified herein, the amount of an LC at any time shall be deemed to be the stated amount of such LC in effect at such time; provided, however, that with respect to any LC that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such LC shall be deemed to be the maximum stated amount of such LC after giving effect to all such increases that are in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01    The Commitments.

(a)    Revolving Loans.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to the Borrower from time to time, on any Business Day on or before the Revolving Commitment Termination Date, in an aggregate principal amount that will not result in (i) the outstanding amount of such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate outstanding amount of all Lenders’ Revolving Exposures exceeding the lesser of (A) the Maximum Revolver Amount and (B) the Borrowing Base then in effect (based on the most recent Borrowing Base Certificate required to be delivered hereunder).  The Lenders shall have no obligation to make Revolving Loans hereunder to the extent such additional Revolving Loans would cause the aggregate Revolving Exposures of all Lenders to exceed the availability limits described in this Section.  Within the foregoing limits, and subject to Sections 5.01 and 5.02, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)    Term Loans.

(i)       Subject to the terms and conditions of this Agreement and the other Financing Documents, each Lender severally agrees to make up to four Term Loans to the Borrower from time to time, on any Business Day prior to the Term Commitment Termination Date, in an aggregate principal amount up to but not exceeding such Lender’s Term Commitment; provided, that (i) the amount of any Term Borrowing applied to finance an Acquisition permitted under Section 8.08(b) shall not exceed 60% of the Adjusted Acquisition Consideration for such Acquisition and (ii) the cumulative, aggregate principal amount of Term Borrowings made to repurchase stock of the Borrower in compliance with Section 8.09(c) shall not exceed $10,000,000.  Each Term Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Percentages.  Amounts prepaid or repaid in respect of any Term Loan may not be reborrowed.

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(ii)      Term-Out.  Each Lender agrees, on the terms and conditions of this Agreement, to Term-Out its Term Loans outstanding on the Term-Out Date, and to convert and continue all of its Term Loans outstanding on the Term-Out Date into a single Term Loan (such Termed-Out Term Loans and such continued Term Loan made pursuant to this paragraph, the “Termed-Out Loan”), to the Borrower on the Term-Out Date in a principal  amount equal to the aggregate principal amount of such Lender’s Term Loans outstanding on the Term-Out Date immediately before such Term-Out.  Each such Term-Out of Term Loans shall be deemed to be a Term Borrowing for all purposes of this Agreement; provided, that Term Loans that are Termed-Out shall not be deemed to be repaid or discharged but shall be deemed to be continued as a Termed-Out Loan as provided hereby.  Amounts Termed-Out, prepaid or repaid in respect of Termed-Out Loans may not be reborrowed.

(c)    Termination and Reduction of Commitments.  Unless previously terminated, (i) the Revolving Commitments shall automatically terminate on the Revolving Commitment Termination Date and (ii) the Term Commitments shall automatically terminate on the Term Commitment Termination Date.  Any termination of the Commitments shall be permanent.

(d)    Reserves; Eligibility.  Anything to the contrary in Section 2.01(a) notwithstanding, the Majority Lenders (through the Administrative Agent) shall have the right to establish reserves in such amounts, and with respect to such matters, as the Majority Lenders in their Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that the Borrower or any other Obligor is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under this Agreement or any other Financing Document, and (ii) amounts owing by the Borrower or any Subsidiary to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Majority Lenders likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.  In addition to the foregoing, the Majority Lenders shall have the right to have the Inventory reappraised by a qualified appraisal company selected by the Administrative Agent (with the approval of the Majority Lenders) from time to time after the Closing Date for the purpose of redetermining the value of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base.

Section 2.02    Loans and Funding.

(a)    General.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)    Minimum Amounts.  Each Revolving Borrowing shall be in an amount of $100,000 or an integral multiple of $100,000 in excess thereof (or, if smaller, in an amount equal to the entire unused balance of the aggregate Revolving Commitments).

(c)    [reserved]

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(d)    The Loans made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office.

Section 2.03    Notice of Borrowings.

(a)    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, Boston time, three Business Days before the date of the proposed Borrowing.  Each such telephonic Notice of Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Notice of Borrowing in substantially the form of Exhibit B and signed by the Borrower (each such telephonic and written notice, a “Notice of Borrowing”).

(b)    Such written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(i)       the aggregate amount and Class of the requested Borrowing;

(ii)      the date of such Borrowing, which shall be a Business Day; and

(iii)     the location and number of the Borrower’s account to which funds are to be disbursed.

Section 2.04    Notice to Lenders; Funding of Borrowings.

(a)    Promptly after receipt of a Notice of Borrowing in accordance with Section 2.03, the Administrative Agent shall advise each Lender of the contents thereof and of the amount of such Lender’s Loan to be made by such Lender as part of the requested Borrowing.

(b)    Each Lender shall make each Loan to be made by it under this Agreement on the proposed date of such Loan by wire transfer of immediately available funds, by 10:00 a.m. (Boston time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Unless the Administrative Agent determines that any applicable condition specified in Article V has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Notice of Borrowing.

Section 2.05    Several Obligations.  The amounts payable by the Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt.

Section 2.06    [Reserved].

Section 2.07    Notes; Records.

(a)    The Revolving Loans made by each Lender shall be evidenced by a single promissory note of the Borrower (each, a “Revolving Note”) substantially in the form of Exhibit A-1, dated the Closing Date, payable to such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.

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(b)    The Term Loans made by each Lender pursuant to Section 2.01(b)(i) shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A-2, dated the Closing Date, payable to such Lender in a principal amount equal to the amount of such Term Loan and otherwise duly completed (an “Initial Term Note”).  The Termed-Out Loan of each Lender pursuant to Section 2.01(b)(ii) shall be evidenced by an amended and restated promissory note of the Borrower in substantially the form of Exhibit A-3, dated the Term-Out Date, payable to such Lender in a principal amount equal to the amount of such Termed-Out Loan and otherwise duly completed (an “Amended and Restated Term Note”), which Amended and Restated Term Note of such Lender shall amend and restate the Initial Term Notes of such Lender.

(c)    Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower, including the date and amount of each Loan of each Class made by such Lender to the Borrower, and each payment made on account of the principal thereof.  The Administrative Agent shall maintain records in which it shall record the amount of each Loan made hereunder, the Class thereof, the amount of any principal or interest due and payable, or to become due and payable, from the Borrower to each Lender under this Agreement, the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.  The entries made in any Lender’s or the Administrative Agent’s records pursuant to this Section 2.07(c) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not affect in any manner the obligations of the Borrower or any other Obligor to repay the Loans in accordance with this Agreement.

Section 2.08    Letters of Credit.

(a)    Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the LC Bank to issue, from time to time from the Closing Date until the Revolving Commitment Termination Date, LCs, in an aggregate face amount not exceeding the availability limits set forth in Section 2.01(a) at any time, for the Borrower’s account in such form as is acceptable to such LC Bank in its sole discretion; provided that after giving effect to any issuance, extension or increase in the amount, of any LC, (1) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (2) the aggregate Revolving Exposures shall not exceed the lesser of the Maximum Revolver Amount and the Borrowing Base.  LCs issued hereunder (including the Existing LC) shall constitute utilization of the Revolving Commitments.  The Existing LC shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

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(b)    To request the issuance of an LC (or the amendment, renewal or extension of an outstanding LC), the Borrower shall deliver by courier or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Bank) to the LC Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an LC, or identifying the LC to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such LC is to expire (which shall comply with paragraph (d) of this Section), the amount of such LC, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such LC; provided, that the Existing LC shall be renewed or extended in accordance with its terms.  If requested by the LC Bank, the Borrower also shall submit an LC application on such LC Bank's standard form in connection with any request for an LC. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Bank relating to any LC, the terms and conditions of this Agreement shall control.

(c)    An LC shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each LC the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the LC Bank (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed the availability limits specified in Section 2.01(a), and (ii) the total Revolving Exposures shall not exceed the availability limits specified in Section 2.01(a).

(d)    Each LC shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such LC (or, in the case of any renewal or extension thereof, twelve months after the then current expiration date of such LC, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date; provided, that the Existing LC shall expire or be renewed in accordance with its terms.

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(e)    By the issuance of an LC (or an amendment to an LC increasing the amount thereof) by the LC Bank, and without any further action on the part of such LC Bank or the Lenders, such LC Bank hereby grants to each Lender, and each Lender hereby acquires from such LC Bank, a participation in such LC equal to such Lender's Percentage of the aggregate amount available to be drawn under such LC.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of LCs is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any LC or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the LC Bank, such Lender's Percentage of each LC Disbursement made by the LC Bank promptly upon the request of such LC Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.04(b) with respect to Loans made by such Lender (and Section 2.04(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the LC Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the LC Bank, then to such Lenders and the LC Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the LC Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)     (1) If the LC Bank shall make any LC Disbursement in respect of an LC, the Borrower shall reimburse such LC Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Boston time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Boston time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender's Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing to be disbursed on the date of any payment by the LC Bank of such LC Disbursement in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02, but subject to the amount of the unutilized Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing).  Any notice given by the LC Bank or the Administrative Agent pursuant to this paragraph may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(2)    Each Lender shall upon any notice pursuant to Section 2.08(f)(1) make funds available to the Administrative Agent for the account of the LC Bank at the Administrative Agent’s Office in an amount equal to its Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.08(f)(3), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the LC Bank.

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(3)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Revolving Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the LC Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Post-Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the LC Bank pursuant to Section 2.08(f)(2) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute a funding of such Lender’s participation in such LC Borrowing from such Lender in satisfaction of its participation obligation under this Section 2.08.

(4)    Until each Lender funds its Revolving Loan or its participation in such LC Borrowing pursuant to this Section 2.08(f) to reimburse the LC Bank for any amount drawn under any LC, interest in respect of such Lender’s Percentage of such amount shall be solely for the account of the LC Bank.

(5)    Each Lender’s obligation to make Revolving Loans or to fund its participations in LC Borrowings to reimburse the LC Bank for amounts drawn under LCs, as contemplated by this Section 2.08(f), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the LC Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.08(f) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Notice of Borrowing).  No such funding of a participation in an LC Borrowing shall relieve or otherwise impair the obligation of the Borrower to reimburse the LC Bank for the amount of any payment made by the LC Bank under any LC, together with interest as provided herein.

(6)    If any Lender fails to make available to the Administrative Agent for the account of the LC Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.08(f) by the time specified in Section 2.08(f)(2), the LC Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the LC Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the LC Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC Bank in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funding of such Lender’s participation in respect of the relevant LC Borrowing, as the case may be.  A certificate of the LC Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.08(f)(6) shall be conclusive absent manifest error.

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(7)    At any time after the LC Bank has made a payment under any LC and has received from any Lender such Lender’s funding of its participation in any related LC Borrowing in respect thereof in accordance with this Section 2.08(f), if the Administrative Agent receives for the account of the LC Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cover for LC Exposure applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Percentage thereof in the same funds as those received by the Administrative Agent.

(8)    If any payment received by the Administrative Agent for the account of the LC Bank pursuant to Section 2.08(f)(1) is required to be returned under any of the circumstances described in Section 12.08(e) (including pursuant to any settlement entered into by the LC Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the LC Bank its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(g)    The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any LC, or any term or provision therein, (ii) any draft or other document presented under an LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Bank under an LC against presentation of a draft or other document that does not comply strictly with the terms of such LC, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

Neither the Administrative Agent, the Lenders nor the LC Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any LC by the LC Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any LC (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Bank; provided that the foregoing shall not be construed to excuse the LC Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Bank's gross negligence or willful misconduct when determining whether drafts and other documents presented under an LC comply with the terms thereof.  The parties hereto expressly agree that:

(i)     the LC Bank may accept documents that appear on their face to be in substantial compliance with the terms of an LC without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such LC;

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(ii)    the LC Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such LC; and

(iii)   this sentence shall establish the standard of care to be exercised by the LC Bank when determining whether drafts and other documents presented under an LC comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)    The LC Bank for any LC shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such LC. Such LC Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such LC Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Bank and the Lenders with respect to any such LC Disbursement.

(i)     If the LC Bank for any LC shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans; provided, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 3.02(b) shall apply.  Interest accrued pursuant to this paragraph shall be for account of such LC Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such LC Bank shall be for account of such Lender to the extent of such payment.

(j)     The LC Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced LC Bank and the successor LC Bank, which shall be a Lender or an Affiliate of a Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the LC Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced LC Bank pursuant to Section 2.09(a).  From and after the effective date of any such replacement, (i) the successor LC Bank shall have all the rights and obligations of the replaced LC Bank under this Agreement with respect to LCs to be issued by it thereafter and (ii) references herein to the term "LC Bank" shall be deemed to include such successor or any previous LC Bank, or such successor and all previous LC Banks, as the context shall require.  After the replacement of the LC Bank hereunder, the replaced LC Bank shall remain a party hereto and shall continue to have all the rights and obligations of the LC Bank under this Agreement with respect to LCs issued by it prior to such replacement, but shall not be required to issue additional LCs.

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(k)    If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 3.04, the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 3.04, the amount required under Section 3.04; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.01(h), (i) or (j).  Such deposit shall be held by the Administrative Agent in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the "Secured Obligations" under and as defined in the Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Collateral Account and in any financial assets (as defined in the UCC) or other property held therein.

(l)     Unless otherwise expressly agreed by the LC Bank and the Borrower when an LC is issued (including any such agreement applicable to the Existing LC), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC.

(m)   The LC Bank shall act on behalf of the Lenders with respect to any LCs issued by it and the documents associated therewith, and the LC Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by the LC Bank in connection with LCs of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such LCs as fully as if the term “Administrative Agent” as used in Article XI included the LC Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Bank.

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Section 2.09    Fees.

(a)    LC Fees.  The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in LCs, which shall accrue at 1.0% per annum on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the LC Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the LC Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the LC Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any LC or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the LC Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Early Termination Fees.

(i)       If the Borrower prepays the Term Loans in full by refinancing the Term Loans in full with any lender(s) other than Middlesex or Commerce Bank, prior to the stated maturity of the Term Loans, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of such Lenders’ lost profits as a result thereof, Borrower agrees to pay to the Administrative Agent for account of Middlesex and/or Commerce Bank, in each case to the extent that Middlesex or Commerce Bank, respectively, has outstanding Term Loans at the time of such prepayment and will not be a lender party to such refinancing, upon the effective date of such prepayment, an early termination fee in the amount set forth below if such prepayment is effective in the period indicated:

	Amount	Period

(1)	3.00% of the aggregate outstanding principal amount of the Term Loans held by Middlesex or Commerce Bank, as applicable	From the date hereof to and including the first anniversary of the date of this Agreement.

(2)	2.00% of the aggregate outstanding principal amount of the Term Loans held by Middlesex or Commerce Bank, as applicable	From the first anniversary of the date of this Agreement to and including the second anniversary of the date of this Agreement.

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(3)	1.00% of the aggregate outstanding principal amount of the Term Loans held by Middlesex or Commerce Bank, as applicable	From the second anniversary of the date of this Agreement to and including the third anniversary of the date of this Agreement.

(ii)      All such early termination fees shall be presumed to be the amount of damages sustained by the Lenders as a result of such early prepayment and termination of the Term Loans and Borrower agrees that it is reasonable under the circumstances currently existing.  The early termination fees provided for in this Section shall be deemed included in the Secured Obligations.

(c)    Fee Letter.  The Borrower hereby agrees to pay the fees in the amounts and in the manner specified in the Fee Letter.

(d)    Payment; Computation.  All fees payable under this Agreement shall be paid on the dates due, in immediately available U.S. dollars, to the Administrative Agent for distribution to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

ARTICLE III

PAYMENTS AND PREPAYMENTS

Section 3.01     Repayment of Loans.

(a)    Revolving Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the entire outstanding principal amount of the Revolving Loans, and all accrued but unpaid interest thereon, on the Revolving Commitment Termination Date.

(b)    Term Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Term Loans in eighty-four (84) consecutive installments, one such installment payable on each Principal Payment Date, in the amounts set forth under the column titled “Principal” on the schedules to the Amended and Restated Term Notes; provided, that (1) such amounts may be reduced as set forth in Section 3.01(d), (2) the entire outstanding principal amount of the Term Loans, and all accrued but unpaid interest thereon, shall mature and be due and payable in full on the Term Maturity Date and (3) the final installment shall be in an amount equal to the then aggregate unpaid principal amount of and accrued but unpaid interest on all Term Loans.

(c)    Voluntary and Mandatory Prepayments; Adjustment of Amortization Schedules.  Voluntary and mandatory prepayments of the Loans shall be applied as set forth in Section 3.04(f).

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Section 3.02     Interest.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(i)       if such Loan is a Revolving Loan, the higher of (A) the Base Rate (as in effect from time to time) plus the Applicable Margin and (B) three and 49/100 percent (3.49%) per annum;

(ii)      if such Loan is a Term Loan, during the period beginning on the date such Term Loan is made to but excluding the Term Commitment Termination Date, the higher of (A) the Base Rate (as in effect from time to time) plus the Applicable Margin and (B) three and 49/100 percent (3.49%) per annum;

(iii)     if such Loan is a Term Loan, during the period beginning on the Term Commitment Termination Date to but excluding the fifth anniversary of the Term Commitment Termination Date, the higher (as determined once on the Term Commitment Termination Date for the duration of such period) of (A) the five-year Treasury rate plus three percent (3.00%) per annum and (B) five and 49/100 percent (5.49%) per annum; and

(iv)     if such Loan is a Term Loan, from and after the fifth anniversary of the Term Commitment Termination Date, the Five-Year Reset Rate.

(b)    Notwithstanding the foregoing, the Borrower acknowledges and agrees that if an Event of Default shall have occurred and be continuing, then at the option of the Majority Lenders, the unpaid balance of all Loans shall bear interest, to the fullest extent permitted by law, at an interest rate (the “Post-Default Rate”) equal to 3% per annum above the interest rate then applicable to each such Loan in effect on the day such Event of Default occurs, until such Event of Default is cured or waived; provided, that if an Event of Default of the kind referred to in Sections 9.01(h), (i) or (j) occurs and is continuing, then the unpaid balance of all Loans shall automatically bear such additional Post-Default Rate interest, without the need for any notice or election by the Majority Lenders or Administrative Agent.  The Borrower hereby unconditionally agrees to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate as specified in this paragraph from time to time on demand.

(c)    Accrued and unpaid interest on each Loan shall be payable (i) monthly in arrears on the first day of each calendar month, and on the Revolving Commitment Termination Date, Term Commitment Termination Date and Maturity Dates, and (ii) upon the payment or prepayment thereof (as to the principal amount paid or prepaid); provided, that interest payable at the Post-Default Rate shall be payable on demand.

(d)    Whenever any amount of principal of a Loan or of interest on a Loan that is due and payable hereunder is not paid when due, the Majority Lenders may elect to charge, and the Borrower shall pay to the Administrative Agent for account of each Lender, in addition thereto a late charge equal to four percent (4%) of such past due amount.  The Borrower shall pay the Administrative Agent for account of each Lender such late charge on demand by Administrative Agent.

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(e)    The Administrative Agent shall notify the Borrower and the Lenders to which such interest is payable of the determination of any interest rate provided for herein or any change thereto promptly after such determination or change.

(f)     Interest on the Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(g)    All agreements between the Obligors and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Secured Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Secured Obligations exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof; provided, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Financing Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrower and the Lenders in the execution, delivery and acceptance of the Financing Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision of any Financing Document at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Secured Obligations and to the payment of interest.  This provision shall control every other provision of the Financing Documents.

Section 3.03     Optional Prepayments.

(a)    Subject to Section 3.05, the Borrower shall have the right to prepay any Revolving Borrowing in whole or in part, at any time and from time to time, without penalty or premium, provided that:

(i)       each partial, optional prepayment of the Revolving Borrowings shall be in the minimum amount of $100,000 or an integral multiple of $100,000 in excess thereof or, if less, the full outstanding balance on the Revolving Borrowings, as applicable, in each case together with all accrued interest on the amount prepaid through the date of prepayment; and

(ii)      prepayments of Revolving Borrowings shall be made upon at least one (1) Business Day’s notice.

(b)    Subject to Section 3.05, the Borrower shall have the right to prepay any Term Borrowing in whole or in part, at any time and from time to time, provided that:

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(i)       each partial, optional prepayment of any Term Borrowing shall be in the minimum amount of $500,000 or an integral multiple of $250,000 in excess thereof or, if less, the full outstanding balance on such Term Borrowing, together with all accrued interest on the amount prepaid through the date of prepayment and, to the extent applicable, all fees payable under Section 2.08(b); and

(ii)      prepayments of any Term Borrowing shall be made upon at least one (1) Business Day’s notice.

Section 3.04    Mandatory Prepayments.

(a)    Asset Sales.  Without limiting the obligation of the Borrower to obtain the consent of the Majority Lenders pursuant to Section 8.04 to any Disposition not otherwise permitted under this Agreement, not more than three Business Days following the Borrower’s receipt of Net Cash Payments from any Disposition not permitted under Section 8.04, the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of such Disposition and either (x) reinvest such Net Available Proceeds within 180 days or (y) prepay the Loans and/or provide cover for LC Exposure as specified in Section 2.08(k) (and/or if an Event of Default has occurred and is continuing and the Majority Lenders’ so require at their option, the Revolving Commitments shall be subject to automatic reduction as provided in Section 3.04(f)), in each case in an aggregate amount equal to 100% of the Net Available Proceeds of such Disposition.

(b)    Insurance Proceeds.  In the event that the Net Available Proceeds of any Casualty Event affecting any property of Borrower or any of its Subsidiaries (herein, the “Current Casualty Event”), and of all prior Casualty Events as to which a prepayment has not yet been made under this paragraph, shall exceed $50,000 then, on or before the date 180 days after the receipt by Borrower of the proceeds of any insurance, condemnation award or other compensation in respect of the Current Casualty Event (or upon such earlier date as such Borrower or such Subsidiary shall have determined not to repair or replace the property affected by the Current Casualty Event), the Borrower shall either (x) reinvest such Net Available Proceeds within said 180 days, or (y) prepay the Loans and/or provide cover for LC Exposure as specified in Section 2.08(k) (and/or if an Event of Default has occurred and is continuing and the Majority Lenders’ so require at their option, the Revolving Commitments shall be subject to automatic reduction as provided in Section 3.04(f)), in each case in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Casualty Event and prior Casualty Events as to which such prepayment has not yet been made under this paragraph, to the extent such Net Available Proceeds of a prior Casualty Event have not been reinvested under this Section 3.04(b).  Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any Subsidiary thereof pursuant to any Security Document to remit to a collateral or similar account maintained by the Administrative Agent the proceeds of any insurance, condemnation award or other compensation in respect of any Casualty Event except as provided for in this clause (b).  In the event of receipt by any Obligor of key man life insurance proceeds, if any, promptly after receipt by the relevant insured party of proceeds of such insurance, if not paid directly to the Administrative Agent, the Borrower shall prepay the Loans and/or provide cover for LC Exposure as specified in Section 2.08(k) (and/or if an Event of Default has occurred and is continuing and the Majority Lenders’ so require at their option, the Revolving Commitments shall be subject to automatic reduction as provided in Section 3.04(f)), within 180 days after such receipt, in each case in an aggregate amount equal to 100% (or such lesser percentage as the Majority Lenders may elect in their sole discretion) of such Life Insurance Proceeds.

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(c)    Equity Issuances.  Subject to the last paragraph of Section 9.01, upon receipt by Borrower or any other Obligor of Net Available Proceeds of any Equity Issuance during the pendency of an Event of Default, if an Event of Default has occurred and is continuing, then if the Majority Lenders’ so require at their option, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.08(k)) and/or the Revolving Commitments shall be subject to automatic reduction, in each case in an aggregate amount equal to 100% of the Net Available Proceeds thereof.

(d)    Change in Control.  Upon the occurrence of a Change in Control, the Borrower shall prepay all Loans in full.

(e)    Excess Cash Flow; Acquisitions.  Within five Business Days after the date by which annual financial statements are required to have been delivered pursuant to Section 7.01(a), if the Consolidated Senior Leverage Ratio for and as of the end of the fiscal year covered by such annual financial statements is greater than 2.0 to 1.0 on a pro forma basis, after giving effect to any Acquisitions (as if such Acquisitions had been made on the first day of such fiscal year) and related outstanding Term Borrowings made during the fiscal year covered by such financial statements, then the Borrower shall prepay the Term Loans in an aggregate principal amount equal to the excess (if any) of (1) 25% of Excess Cash Flow for the fiscal year covered by such financial statements over (2) the aggregate principal amount of Term Loans prepaid pursuant to Section 3.03(b) during such fiscal year.

(f)     Application.  Prepayments and/or reductions of Commitments pursuant to this Section 3.04 shall be applied as follows:

1)           first, to prepay the Term Loans and principal repayment installments thereof ratably in inverse order of maturity;

2)           second, after the payment in full of the Term Loans, to prepay the outstanding LC Borrowings, and next to prepay the outstanding Revolving Loans ratably and next, to provide cover for LC Exposure as specified in Section 2.08(k);

3)           third, after the payment in full of all Loans, if an Event of Default has occurred and is continuing and if the Majority Lenders so require at their option, to permanently reduce the aggregate amount of the Revolving Commitments; and

4)           last, any amount remaining may be retained by the Borrower for use in the ordinary course of its business.

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Upon the drawing of any LC that has been cash collateralized, the funds held as cash collateral shall be applied (without any further action by or notice to or from the Borrower or any other Obligor) to reimburse the LC Bank or the Lenders, as applicable.

(g)    Mandatory Prepayments of Revolving Loans.

(i)       If, at any time or for any reason, the aggregate Revolving Exposure exceeds the limitations set forth in Section 2.01(a) (an “Overadvance”), the Borrower will forthwith (i) prepay the Revolving Loans, and (ii) if so requested by the Majority Lenders, provide cover for LC Exposure as specified in Section 2.08(k), in an aggregate amount equal to such excess.

(ii)      In the event of any partial reduction or termination of the Revolving Commitments, then (x) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower of the aggregate Revolving Exposures of all Lenders after giving effect to such reduction or termination (as the case may be) and (y) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, (1) prepay the Revolving Loans, and (2) if so requested by the Majority Lenders, provide cover for LC Exposure as specified in Section 2.08(k), in an amount sufficient to eliminate such excess.

Section 3.05     Notice of Prepayments.  The Borrower shall notify the Administrative Agent by telephone, confirmed by facsimile, of any prepayment under Section 3.04 not later than 12:00 p.m. (Boston time), on the Business Day of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or part thereof to be prepaid and (for a mandatory prepayment) a reasonably detailed calculation of the amount of such prepayment.  Promptly after receipt of any such prepayment notice, the Administrative Agent shall advise the relevant Lenders of the substance thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Except as specified in Section 3.04(b), each prepayment of a Borrowing shall be applied as set forth in Section 3.04(f).  All prepayments shall be made together with accrued interest on the principal amount prepaid to the extent required by Section 3.02 and prepayment fees to the extent required by Section 2.09(b).

Section 3.06      [Intentionally Omitted]

Section 3.07      Payments Generally.

(a)    Payments by the Obligors.  All payments to be made by any Obligor shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except to the extent otherwise provided herein or in any other Financing Document, each Obligor shall make all payments of principal, interest and other amounts to be made by such Obligor under the Financing Documents in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Administrative Agent’s Account (except as otherwise expressly provided in this Agreement), prior to 12:00 noon (Boston time) on the date when due.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  All amounts owing under any Financing Document are payable in U.S. dollars.  Except to the extent otherwise provided herein, if any payment under any Financing Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest thereon shall be payable for the period of such extension.

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(b)    Application of Insufficient Payments.  If at any time the Administrative Agent does not receive sufficient funds to pay fully all amounts of principal, interest and fees then due under the Financing Documents, such funds shall be applied (i) first, to pay interest and fees then due under this Agreement, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due under this Agreement, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.08(e) or (f), or 3.07(d), then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under said Sections until all such obligations are fully paid.

(d)    Non-Receipt of Funds by Administrative Agent.  Unless the Administrative Agent shall have been notified by a Lender or any Obligor prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan to be made by it hereunder or (in the case of such Obligor) a payment to the Administrative Agent for the account of the Lenders or the LC Bank hereunder (each payment being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or such Obligor (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until but excluding the date the Administrative Agent recovers such amount at (1) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (2) in the case of a payment to be made by such Obligor, the interest rate applicable to Revolving Loans.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph shall be conclusive, absent manifest error.

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(e)  Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in LCs and to make payments pursuant to Section 12.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.03 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.03.

Section 3.08          Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement:

(a)           each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of LC fees under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of Commitments of a particular Class shall be applied to the respective Commitments of such Class of the relevant Lenders, ratably according to the amounts of their respective Commitments of such Class;

(b)           each Borrowing of any Class shall be allocated ratably among the relevant Lenders according to the amounts of their respective Commitments of such Class, or their respective Loans of such Class that are to be included in such Borrowing;

(c)           each payment or prepayment of principal of Loans by the Borrower shall be made for account of the relevant Lenders ratably in accordance with their respective unpaid principal amounts of the Loans of such Class held by them; and

(d)           each payment of interest on the Loans by the Borrower shall be made for account of the relevant Lenders ratably in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

Section 3.09          Lender Protective Advances.  The Borrower hereby authorizes the Lenders, from time to time in the Lenders’ sole discretion, (i) after the occurrence of a Default (but without constituting a waiver of such Default), or (ii) at any time that any of the other applicable conditions precedent set forth in Section 5.02 have not been satisfied, to make Revolving Loans to the Borrower on behalf of the Lenders which the Lenders, in good faith, determine are necessary (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Secured Obligations, or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses (any of the Revolving Loans described in this Section being hereinafter referred to as “Lender Protective Advances”).  The Lender Protective Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Loans and Secured Obligations hereunder, and shall bear interest at the same rate as Revolving Loans.

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ARTICLE IV

SUBSIDIARY GUARANTEE

Section 4.01         The Guarantee.  The Guarantors hereby jointly and severally guarantee (the “Subsidiary Guarantee”), each as a primary obligor and not merely as a surety, to each Secured Party and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and the prompt payment and performance of all other amounts and all other Secured Obligations from time to time owing to any Lender or the other Secured Parties by any Obligor under any Financing Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof, and including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 USC. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 USC §502(b) and §506(b) or under similar provisions of applicable bankruptcy or insolvency laws of other relevant jurisdictions), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if Borrower or any other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash and/or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 4.02         Obligations Unconditional.  The obligations of the Guarantors under Section 4.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Obligor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any term, provision or condition of this Agreement or of the Guaranteed Obligations shall be modified, supplemented, amended or restated in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

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(d)  any lien or security interest granted to, or in favor of, the Administrative Agent or any other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other Secured Party exhaust any right, power or remedy or proceed against any Obligor under this Loan Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 4.03         Reinstatement.  The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Obligor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Lenders and other Secured Parties on demand for all costs and expenses (including fees of counsel) incurred by the Lenders or such other Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.04         Subrogation.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents) and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 4.01, whether by subrogation or otherwise, against any Obligor or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any amount paid to any Guarantor on account of any such subrogation rights prior to such payment, satisfaction, expiration and termination shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid and turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Guaranteed Obligations, whether matured or unmatured.  In furtherance of the foregoing, at all times prior to such payment, satisfaction, expiration and termination, each Guarantor shall refrain from taking any action or commencing any proceeding against any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Article IV to the Administrative Agent. Any claims against the Borrower or any other Obligor to which any Guarantor may be or become entitled (including, without limitation, claims by subrogation, contribution or otherwise by reason of any payment or performance by any Guarantor in satisfaction and discharge, in whole or in part, of the Guaranteed Obligations) shall be and hereby are made subject and subordinate in full to the prior payment in full, in cash, and performance in full of the Guaranteed Obligations (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents).  If, notwithstanding the foregoing, any amount shall be paid to any Guarantor by the Borrower at any time, except as expressly permitted under this Agreement, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and shall forthwith deliver to the Administrative Agent such amounts, with any necessary endorsements, for application in reduction of the Guaranteed Obligations in accordance with the terms hereof.

Section 4.05         Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in the penultimate paragraph of Article IX in case of any event described in Section 9.01(h) or (i)) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

Section 4.06          Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money.

Section 4.07          Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 4.08          Rights of Contribution.  The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full in cash of the obligations of such Guarantor under the other provisions of this Article and of all other Secured Obligations (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents), and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full in cash of all of the Secured Obligations (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents).

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For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any Equity Interests of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Financing Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 4.09         General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 4.01 would otherwise, taking into account the provisions of Section 4.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 4.10         Best Interests.  Each Obligor represents and warrants to the Lenders and Administrative Agent that it is in the best interests of such Obligor to enter into this Agreement inasmuch as the Obligors will, as a result of proceeds of the Loans being made available hereunder for working capital and other financing needs of the Borrower, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrower by the Lenders pursuant to this Agreement, and each Obligor agrees that the Lenders are relying on this representation in agreeing to make Loans to the Borrower.

Section 4.11         Amendments to Financing Documents.  Without limiting any other term of this Agreement, each Guarantor acknowledges and agrees with the Secured Parties that the Secured Parties may, at any time and from time to time, without notice to or consent of the Guarantors, but with consent of the Borrower to the extent required by the terms of this Agreement, amend, restate, modify, supplement, waive defaults or events of default, release collateral or any Guarantor in whole or in part or take or forbear from taking any other action whatsoever with respect to any Financing Document, and any such action or inaction shall not impair as in any manner affect the validity or enforceability of the Subsidiary Guaranty.

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Section 4.12        Joint and Several Obligations of Guarantors.  Each of the Guarantors hereby accepts joint and several liability under the Financing Documents in consideration of the financial accommodations to be provided to the Borrower by the Lenders under the Financing Documents, for the mutual benefit, directly and indirectly, of the Guarantors and in consideration of the undertakings of the other Guarantors to accept joint and several liability for the Guaranteed Obligations.  The provisions of Article IV shall apply, mutatis mutandis, to such joint and several obligations of the Guarantors, with respect to such obligations of the Borrower, as if (i) each reference therein to the “Guarantors” or a “Guarantor” or the like shall be deemed to be a reference to the “Borrower” and (ii) each reference therein to the “Borrower” shall be deemed to be a reference to the “other Obligors”.  Each Guarantor represents and warrants to the Lenders and other Secured Parties that such Guarantor is currently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor further represents and warrants to the Lenders and other Secured Parties that such Guarantor has read and fully understands the terms and conditions of the Financing Documents.  Each Guarantor hereby covenants that such Guarantor will continue to keep informed of the Borrower’s financial condition, the financial condition of the other Guarantors, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guaranteed Obligations.

ARTICLE V

CONDITIONS

Section 5.01         Initial Loans.  The effectiveness of this Agreement, and the obligations of the Lenders and/or the LC Bank to make the first extension of credit hereunder (whether as a Borrowing or by the issuance of an LC hereunder (including the deemed issuance of the Existing LC hereunder)), are subject to satisfaction of the following conditions precedent:

(a)  No Material Adverse Change.  Since September 30, 2010, no material adverse change in the business, assets, liabilities (actual or contingent), condition (financial or otherwise), operations, performance or properties of the Obligors, taken as a whole, or of the Borrower, shall have occurred and be continuing on the Closing Date.

(b)  Documents.  The Administrative Agent shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent (and to the extent expressly specified below, to each Lender), and each dated the Closing Date unless indicated otherwise:

(i)           Financing Documents.  The following Financing Documents, each duly authorized, executed and delivered by all parties thereto and in full force and effect.

1.	Loan Agreement
2.	Revolving Notes
3.	Initial Term Notes
4.	Security Agreement
5.	Patent Security Agreement
6.	Trademark Security Agreement
7.	Fee Letter
8.	Post-Closing Agreement

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(ii)         Corporate Documents.

1)           A certificate of a Secretary or a Responsible Officer of each Obligor certifying (A) the names and true signatures of the officers of such Obligor authorized to sign the Financing Documents and the other documents to be delivered thereunder to which such Obligor is a party, (B) that attached thereto are true and correct copies of the Certificate of Incorporation and By-laws, or other constitutive documents, of such Obligor, and all amendments thereto, in each case as in effect on the Closing Date, and (C) that attached thereto are true and correct copies of the duly adopted resolutions of the board of directors (or other equivalent governing body) of such Obligor approving or ratifying the Financing Documents to which such Obligor is a party and the transactions contemplated thereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect.

2)           Certificates for each corporate Obligor with respect to the existence (from the Secretary of State of its state of organization), foreign qualification and good standing of each Obligor (where material in the case of states other than an Obligor’s state of organization).

(iii)        Collateral.

1)           All documents, including acknowledgment copies of all financing statements under the UCC, and copies of recent UCC, US PTO, US Copyright Office, tax lien, judgment and litigation search reports, with respect to each Obligor in each jurisdiction required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create for the benefit of the Secured Parties a valid, legal and first-priority perfected Lien on the Collateral;

2)           from any Person holding any Lien (other than any Lien permitted pursuant to the terms hereof) on any Collateral, such UCC termination statements, mortgage releases or pay-off letters, releases of Liens on intellectual property, releases of assignments of leases and rents, and other instruments, each in proper form for recording, as the Administrative Agent may reasonably request to release and terminate of record the Liens on any Collateral;

3)           intellectual property documents in appropriate form for filing with the US PTO and US Copyright Office;

4)           evidence that the Security Documents have been duly recorded and filed in all places in the United States wherein such recording and filing are necessary to perfect the Lien of the Secured Parties on the Collateral covered thereby under the UCC; and

5)           evidence of the taking of all such other action as may be required in order to perfect the Liens created under the Security Documents.

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(iv)           Officer’s Certificate.  A certificate, duly and properly executed by a Responsible Officer of each Obligor and dated as of the Closing Date and certifying as to, among other matters reasonably required by the Administrative Agent, satisfaction of conditions set forth in Sections 5.01(b)(vii), 5.01(c), 5.01(d), 5.02(c) and 5.02(d), and in the second sentence of Section 5.02(e).

(v)            Borrowing Base Certificate.  A Borrowing Base Certificate, duly and properly executed by a Responsible Officer of the Borrower, for the most recently completed calendar month.

(vi)           Operating Budget.  An annual operating budget (which shall include, without limitation, a projected balance sheet, income statement and statement of cash flows) for the fiscal year ending September 30, 2011 of the Borrower Group prepared on a monthly basis which shall set forth in reasonable detail the assumptions underlying such budget.

(vii)          No Other Material Indebtedness.  After giving effect to the transactions contemplated hereby, no Obligor shall have any material Indebtedness outstanding other than the Loans hereunder, the guarantees thereof and Capital Lease Obligations acceptable to the Lenders.

(viii)         Insurance.  Certificates as to coverage under the insurance policies required under Section 7.06 and the Security Documents, which certificates shall name the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the Properties of the Obligors that constitute Pledged Collateral.

(ix)           Opinion of Counsel.  Opinion of Foley Hoag LLP, counsel to the Obligors, addressed to the Lenders and Administrative Agent, as to matters concerning the Obligors and the Financing Documents to which they are party as the Administrative Agent may reasonably request.

(x)            Payment of Fees.  Evidence of payment of all fees due and payable to the Lenders and Administrative Agent on or before the Closing Date, and all reasonable out-pocket expenses required to be reimbursed or paid by the Borrower (including the reasonable legal fees and expenses of Choate, Hall & Stewart LLP, special counsel to the Administrative Agent) under any Financing Document.

(xi)           Other Documents.  Such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request prior to the date of this Agreement.

(c)  No Litigation.  There shall be no litigation, administrative proceeding, governmental investigation or other legal or regulatory developments, actual or threatened in writing, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Obligors to perform their respective obligations under the Financing Documents, or the ability of the parties to consummate the financings contemplated hereby.

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(d)  Requirements of Law.  The Lenders shall be satisfied that the Obligors and their Subsidiaries shall be in full compliance with all material laws, including Regulations T, U and X of the Board.

(e)  Governmental Approvals.  The Borrower shall have received all necessary approvals from all material Governmental Authorities and from all Persons required for the Borrower to consummate the borrowing of Loans on the Closing Date and other transactions contemplated by the Financing Documents, and the consummation of such transactions shall be in compliance with all Applicable Laws.

Section 5.02         Conditions to Each Loan.  The obligation of any Lender to make any Loan (other than the Term-Out of Term Loans pursuant to Section 2.01(b)(ii)), and of the LC Bank to issue, amend, renew or extend any LC, is subject to satisfaction of the following conditions:

(a)  Notice of Borrowing; Borrowing Base Certificate.  The Administrative Agent shall have received a Notice of Borrowing, duly executed and delivered in accordance with Section 2.02, and (with respect to Revolving Loans or any LC) a Borrowing Base Certificate for the then most recently completed calendar month, duly executed and delivered in accordance with Section 7.01(e) or 5.01(b)(v), as applicable.

(b)  Availability.  The total Revolving Exposures shall not exceed the availability limits specified in Section 2.01 or 2.08, based in part on the Borrowing Base reflected on the most recent Borrowing Base Certificate delivered pursuant to Section 7.01(e).

(c)  Representations and Warranties.  The representations and warranties made by each Obligor in the Financing Documents shall be true and correct in all material respects (provided, that if any such representation warranty contains any materiality qualification such as “in all material respects” or by referring to a “Material Adverse Effect” or similar references, then such representation and warranty shall be true and correct in all respects) on and as of the date of such Loan or the date of such issuance, amendment, renewal or extension, as applicable, with the same force and effect as if made on and as of such date both before and after giving effect thereto, except to the extent that such representations and warranties expressly relate to an earlier date.

(d)  No Default.  At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such LC, as applicable, and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(e)  No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to bar any Lender from making any Loans to be made by it or the LC Bank from issuing, amending, renewing or extending any LC, as applicable.  No injunction or other restraining order binding on or applicable to any Obligor or such Obligor’s Property shall have been issued or shall be pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Financing Documents.

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The delivery of a Notice of Borrowing, the acceptance by the Borrower of the proceeds of each Loan, and each issuance, amendment, renewal or extension of an LC, shall constitute a representation and warranty by the Borrower on the date thereof that the conditions specified in this Section 5.02 (other than the first sentence of Section 5.02(e)) have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 6.01         Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 6.02         Authorization; Enforceability.  The execution and delivery by each of the Borrower and its Subsidiaries of, and performance of its obligations under, the Financing Documents to which such Obligor is party, and the consummation of the transactions contemplated thereby, are within such Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate, partner, limited liability company and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by such Obligor and constitutes, and each of the other Financing Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.03         Governmental Approvals; No Conflicts.  The execution and delivery by each of the Borrower and its Subsidiaries of, and performance of such Obligor’s obligations under, the Financing Documents to which such Obligor is a party, and the consummation of the transactions contemplated thereby, do not and will not (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and disclosed in writing to the Administrative Agent, and are in full force and effect, (ii) filing of UCC continuation statements in respect of the Liens created pursuant to the Security Documents, (iii) filing of intellectual property security filings outside the United States in respect of the Liens created pursuant to the Security Documents and (iv) filings with the SEC in connection with Borrower’s disclosure obligations under federal securities laws, (b) contravene the charter, by-laws or other organizational documents of such Obligor, (c) violate any Applicable Law, (d) contravene, conflict with or result in a default under (i) any Material Contract or any other indenture, material agreement or other material instrument binding upon such Obligor or any of its Subsidiaries or their respective Properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or give rise to a right thereunder to require any payment to be made by any such Person which could reasonably be expected to have a Material Adverse Effect, and (e) except for the Liens created pursuant to the Security Documents, result in the creation or imposition of any Lien on any asset of such Obligor or any of its Subsidiaries.

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Section 6.04          Financial Condition; No Material Adverse Change; Solvency

(a)  Financial Condition.  The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the period ended September 30, 2010 audited by Mayer Hoffman McCann P.C., independent public accountants.  Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, as and to the extent required by GAAP.

(b)  No Material Adverse Change.  Since September 30, 2010, there has been no Material Adverse Effect.

(c)  Solvency.  The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 6.05          Properties.

(a)  Each of the Borrower and its Subsidiaries has good, legal and marketable title to, or lawfully possesses valid and subsiding leasehold estate in and to, all of its real and personal property and leasehold interests material to its business, subject only to Liens permitted by Section 8.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to and reasonably necessary for their respective businesses, and to the best of Borrower’s knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06          Litigation.

(a)  Except as set forth on Schedule 6.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against the Borrower or any of its Subsidiaries which (i) have a reasonable prospect of being determined adversely against the Borrower or any of its Subsidiaries and, if so adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve in any manner adverse to the Secured Parties the Financing Documents or the transactions contemplated thereby.

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(b)  Since the date of this Agreement, there has been no change in the status of matters previously disclosed by the Borrower or any of its Subsidiaries to the Lenders in writing that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 6.07          Environmental Matters.

(a)  Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.  Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, in each case, to the extent failure to comply therewith could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.  In addition, except as set forth in Schedule 6.07:

(i)           None of the properties currently or formerly owned or operated by any Obligor or any of its Subsidiaries is listed or proposed for listing on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 300.5 (“CERCLIS”) or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Obligor or any of its Subsidiaries or, to the best of the knowledge of the Obligors, on any property formerly owned or operated by any Obligor or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Obligor or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Obligor or any of its Subsidiaries.

(ii)           Neither any Obligor nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, in each case that could reasonably be expected, individually or in the aggregate, to result in a material liability to any Obligor or any of its Subsidiaries; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Obligor or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Obligor or any of its Subsidiaries.

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(b)  No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries, and, to the best of Borrower’s knowledge, no government action has been taken or is in process that could subject any such site or facility to such Liens, and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

(c)  All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries and that could reasonably be expected to result in a Material Adverse Effect have been made available to the Lenders.

Section 6.08          Compliance with Laws and Agreements; No Defaults.

(a)  Each of the Borrower and its Subsidiaries is in compliance in all material respects with all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders and governmental rules, regulations, policies and guidelines applicable to it.  Since September 30, 2010, neither the Borrower nor any Subsidiary has received any notice from any Governmental Authority or any other Person of any alleged violation or noncompliance except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.   Neither the Borrower nor any Subsidiary thereof is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Financing Document.

Section 6.09          Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 6.10          Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and except as disclosed in the Perfection Certificate on the date hereof (and for which adequate reserves have been provided in accordance with GAAP), have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  On the date hereof, neither any Obligor nor any Subsidiary thereof is party to any tax sharing agreement.  From and after the date hereof, neither any Obligor nor any Subsidiary thereof is party to any tax sharing agreement that results in or could reasonably be expected to result in a Material Adverse Effect.

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Section 6.11          ERISA.

(a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.12         Disclosure.  As of the date hereof, the Borrower has disclosed to the Lenders all written agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Obligor is subject that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor to the Lenders in connection with the negotiation of this Agreement and the other Financing Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, as of the date on which made, and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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Section 6.13         Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

Section 6.14          Capitalization.  As of the date hereof, the Equity Interests of the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.

Section 6.15          Subsidiaries.

(a)  Set forth in Schedule 6.15(a) is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

(b)  Except as disclosed in Schedule 6.15(b) and except to the extent expressly permitted under Section 8.03 or 8.04 or as otherwise consented to by the Majority Lenders in writing, (i) each of the Borrower and its Subsidiaries (if applicable) owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and other Permitted Liens), and has the unencumbered right to vote (subject to the terms of the Security Documents), all outstanding ownership interests in each Person shown to be held by it in Schedule 6.15(b), (ii) all of the issued and outstanding Equity Interests of each such Person (excluding the Borrower) organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding Equity Rights with respect to such Person (excluding the Borrower) as of the date hereof, except such as have been disclosed in the Borrower’s filings with the SEC in compliance with applicable law.

Section 6.16          Investments; Deposit Accounts.  Set forth in Schedule 6.16 is a complete and correct list of all Investments (including deposit accounts, demand deposit accounts or similar accounts) (other than Investments permitted under Section 8.07(b) through (h)) held by the Borrower or any of its Subsidiaries (or in which the Borrower or any of its Subsidiaries has any interest) in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment.  Except as disclosed in Schedule 6.16, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents and Permitted Liens), all such Investments.

Section 6.17          Real Property.  Set forth on Schedule 6.17 is a list, as of the date hereof, of all of the real property (including leasehold) interests held by the Borrower or any of its Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property.

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Section 6.18         Material Indebtedness.  Schedule 6.18 is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, promissory note, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement, in each case as of the date hereof, is correctly described in Schedule 6.18.

Section 6.19         Material Liens.  Schedule 6.19 is a complete and correct list, as of the date hereof, of each Lien securing Indebtedness of the Borrower or any of its Subsidiaries (other than Liens created pursuant to the Security Documents and Permitted Liens) outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any property of such Person, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien, in each case as of the date hereof, is correctly described in Schedule 6.19.

Section 6.20         Security Documents.  The Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, all of the Collateral purported to be covered thereby, and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices, and all other necessary and appropriate action has been taken, so that each such Security Document creates, in accordance with the requirements of the Security Documents, a perfected Lien on and security interest in all right, title, estate and interest of the Obligors in the Collateral (with respect to Intellectual Property Collateral (used herein as defined in the Security Agreement) and Equity Interests of foreign Subsidiaries, to the extent that perfection is achieved by the filing of UCC financing statements) covered thereby, prior and superior to all other Liens and subject to no other Liens, in each case other than Permitted Liens.  When the Security Agreement (or a short form thereof) is filed in the US PTO, and UCC financing statements are filed in the applicable filing offices, and, with respect to foreign Intellectual Property Collateral, appropriate filings are made in the relevant foreign jurisdictions, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral, subject to no Liens other than Permitted Liens.

Section 6.21          Receivables; Inventory; Accounts.

(a)           Each Receivable reflected in the computations of Eligible Accounts Receivables included in any Borrowing Base Certificate meets the criteria enumerated in the definition of Eligible Accounts Receivables, except as disclosed in such Borrowing Base Certificate or as disclosed in a timely manner in a subsequent Borrowing Base Certificate or otherwise in writing to the Administrative Agent.

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(b)           The Inventory reflected in the computations of Eligible Inventory included in any Borrowing Base Certificate meets the criteria enumerated in the definition of Eligible Inventory, except as disclosed in such Borrowing Base Certificate or as disclosed in a timely manner in a subsequent Borrowing Base Certificate or otherwise in writing to the Administrative Agent.  Unless otherwise indicated in writing to the Administrative Agent (including any Borrowing Base Certificate), (i) each Obligor has at all times maintained correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory in all material respects, such Obligor’s cost therefor and daily withdrawals therefrom and additions thereto; (ii) each Obligor has not removed any Eligible Inventory from the locations set forth or permitted in the Financing Documents, except for sales of Inventory in the ordinary course of such Obligor’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (iii) such Eligible Inventory has been produced, used, stored, shipped and maintained with all reasonable care and caution and in accordance with applicable standards of insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (iv) no Eligible Inventory has been sold or shipped to any customer on consignment or approval, or any other basis which entitles the customer to return or may obligate the Borrower or its Subsidiaries  to repurchase such Inventory; and (v) all Eligible Inventory consists of first quality saleable goods.

(c)           Schedule 6.21(c) lists all banks and other financial institutions at which any Obligor maintains deposits and/or other accounts as of the date hereof, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which such account is held, a description of the purpose of the account and the complete account number of such account, in each case as of the date hereof.

Section 6.22         Anti-Terrorism Laws.  None of the Borrower or any of its Subsidiaries is in violation of any Anti-Terrorism Laws.  No Obligor or, to the best knowledge of any Obligor, any Affiliate, broker or any other agent of such Obligor acting or benefiting in any capacity in connection with the Loans or LCs, is any of the following:

(a)  a Person that is listed in the annex to, or is otherwise subject to, the Executive Order;

(b)  a Person owned or controlled by, or acting for on behalf of, any Person that is listed in the annex to, or is otherwise subject to, the Executive Order;

(c)  a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)  a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)  a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other official replacement publication of such list.

No Obligor and, to the knowledge of any Obligor, no Affiliate, broker or other agent of such Obligor acting or benefiting in any capacity in connection with the Loans or LCs (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (a) through (e) above, (ii) engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

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ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any of the Commitments are in effect and until payment in full in cash of all Loans, all other Secured Obligations, and all other amounts payable by the Obligors under the Financing Documents (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents):

Section 7.01          Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)  within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders equity and cash flows of the Borrower Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Mayer Hoffman McCann P.C., BDO or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower Group on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations and cash flows (including income statements) of the Borrower Group as of the end of and for such fiscal quarter, and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods in the Borrower’s actual results of the previous fiscal year, such consolidated statements to be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit and other adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a Compliance Certificate of a Responsible Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.04 that has affected such financial statements and, if any such change has occurred, specifying the effect of such change on such financial statements;

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(d)  concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 8.14 of this Agreement (which certificate may be limited or not delivered to the extent required by accounting rules or guidelines or the policies of the accounting firm);

(e)  as soon as available, but in any event within 20 days after the end of each month, a Borrowing Base Certificate, including detailed accounts receivable aging, accounts payable aging and inventory summary information, as at the end of such month, duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(f)  within 60 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending September 30, 2011, an annual operating budget (which shall include, without limitation, a projected balance sheet, income statement and statement of cash flows) for the next succeeding fiscal year of the Borrower Group prepared on a quarterly basis which shall set forth in reasonable detail the assumptions underlying such budget;

(g)  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor or any of its Subsidiaries, or any audit of any of them;

(h)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements and other materials filed by any member of the Borrower Group with the SEC, or any material documents with any national securities exchange;

(i)  promptly, and in any event within five Business Days after receipt thereof by any Obligor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Obligor or any Subsidiary thereof; and

(j)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Obligor, or compliance with the terms of any Financing Document, as the Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the Borrower’s website address provided pursuant to Section 12.01; provided that:  (i) if such documents are not accessible from such Borrower’s website, then the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of the documents required to be delivered pursuant to Section 7.01(a) and (b) and of any Form 8-Ks and, at the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the LC Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by delivering the Borrower Materials electronically using the Administrative Agent’s customary procedures and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that, at the Administrative Agent’s request, the Borrower will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the LC Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 7.02          Notices of Material Events.  Each Obligor will furnish to the Administrative Agent and each Lender, promptly after obtaining knowledge of same, written notice of the following:

(a)  the occurrence of any Default;

(b)  any matter that has resulted or, to a Responsible Officer’s knowledge, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower Group in an aggregate amount exceeding $500,000;

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(d)  the assertion of any Environmental Claim by any Person against, or with respect to the activities of, any Obligor or any Subsidiary thereof and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(e)  any Disposition, Casualty Event, Equity Issuance or incurrence of Indebtedness that would require a mandatory prepayment under Section 3.04 (excluding Dispositions pursuant to Section 8.04);

(f)  any material change in accounting policies or financial reporting practices by the Borrower Group;

(g)  promptly after the furnishing thereof, copies of any default notices, amendments, waivers, reservation of rights notices, or other material statements furnished to or by any holder of Material Indebtedness or Subordinated Debt of any Obligor or of any of the Borrower’s Subsidiaries pursuant to the terms of any promissory note, indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 7.01 or any other clause of this Section 7.02;

(h)  the receipt of any notice from any Person under any Material Contract alleging any material default thereunder.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower or applicable Obligor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.03         Existence: Conduct of Business.  Each Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises whose loss would reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.03.

Section 7.04         Payment of Obligations.  Each Obligor will, and will cause each of its Subsidiaries to, pay all income and other material taxes, rates, assessments, fees, and governmental charges upon or against it or its property but excluding de minimis non-tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) no proceedings to foreclose any Lien which has attached as security therefore have commenced.

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Section 7.05          Maintenance of Properties; Inventory.

(a)  Each Obligor will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in working order and condition, ordinary wear and tear and obsolete property and damage by casualty excepted.

(b)  With respect to Inventory, the Borrower will, and will cause its Subsidiaries to: (i) at all times maintain inventory records reasonably satisfactory to the Administrative Agent, keeping materially correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (ii) not remove any Eligible Inventory from the locations set forth or permitted in the Financing Documents, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably denied or delayed, except (A) for sales of Inventory in the ordinary course of business of the Borrower and its Subsidiaries, (B) to move Inventory directly from one location set forth or permitted herein to another such location and (C) to move Inventory from a location that is subject to a force majeure event in order to preserve such Inventory, so long as the Borrower delivers a Collateral Access Agreement to the Administrative Agent for such new location within 30 days of such move; (iii) produce, use, store, ship and maintain the Eligible Inventory with all reasonable care and caution and in accordance with applicable standards of insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (iv) not sell Eligible Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate the Borrower or any Subsidiary to repurchase such Inventory; (v) shall keep the Eligible Inventory in first quality, saleable and marketable condition; and (vi) not, without prior written consent of the Majority Lenders, acquire or accept any Eligible Inventory on consignment or approval.

(c)  On July 1, 2011, and on the first Business Day in each February and July thereafter, the Borrower will order UCC search results with respect to it and its Subsidiaries in applicable jurisdictions, and deliver a copy of such search results, promptly after receipt thereof, to the Administrative Agent.

Section 7.06          Insurance.

(a)  Each Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Such insurance shall be written by financially responsible companies selected by the Borrower and licensed to do business in the jurisdiction in which the Collateral is located and having the highest or second highest rating available from A. M. Best Company or an equivalent Person, or by other companies otherwise acceptable to the Administrative Agent, and (other than workers’ compensation) shall name the Administrative Agent as loss payee (to the extent covering risk of loss or damage to tangible property other than cargo coverage) and as an additional named insured as its interests may appear (to the extent covering any other risk other than cargo coverage and worker’s compensation insurance).  Such insurance shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days’ notice to the Administrative Agent.  The Borrower will advise the Administrative Agent promptly of any policy cancellation, material reduction or material amendment.

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(b)  On or before the Closing Date, the Borrower will deliver to the Administrative Agent certificates of insurance reasonably satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Borrower hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through the September 30 next succeeding the date hereof, subject only to the payment of premiums as they become due.  Thereafter, (i) within 30 days after each September 30, the Borrower will deliver to the Administrative Agent certificates of insurance evidencing that all insurance required to be maintained by the Borrower hereunder will be in effect through the following year, subject only to the payment of premiums as they become due, and (ii) the Borrower will use its best efforts to deliver to the Administrative Agent, within 60 days after each September 30, copies of the insurance policies covering such following year.  The Borrower will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section unless the Administrative Agent is the named insured thereunder, with loss payable as provided herein.  The Borrower will promptly notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

(c)  Without limiting the obligations of the Obligors under the foregoing provisions of this Section, in the event an Obligor shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section, then the Administrative Agent may, but shall have no obligation so to do, upon 10 days’ prior written notice to the Borrower, procure insurance covering the interests of the Secured Parties in such amounts and against such risks as the Administrative Agent (or the Majority Lenders) shall deem appropriate, and the Borrower shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof.

Section 7.07         Books and Records: Inspection Rights.  Each Obligor will, and will cause each of its Subsidiaries to, keep adequate books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.  Each Obligor will, and will cause each of its Subsidiaries to, permit any representatives of or designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that (a) so long as no Event of Default exists, the Borrower shall not be required to pay for more than one appraisal (including a field exam and inventory appraisal) in any period of twelve consecutive months and (b) when an Event of Default exists the Administrative Agent or any Lender (or any of its representatives or designees) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 7.08          Compliance with Laws.  Each Obligor will, and will cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws.

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Section 7.09          Use of Proceeds.  The proceeds of the Revolving Loans will be used only for working capital and general corporate purposes of the Borrower, including the payment of fees and expenses incurred in connection with the Financing Documents.   The proceeds of the Revolving Loans will not be used to finance any Acquisitions.  The proceeds of the Term Loans will be used only to finance Acquisitions permitted under Section 8.08, stock repurchase permitted under Section 8.09 and other general corporate purposes of the Borrower.  No part of the proceeds of any Loan or LC credit extension will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations D, T, U and X.

Section 7.10          Certain Obligations Respecting Subsidiaries.

(a)  Guarantors.  Each Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that all United States domestic Subsidiaries of such Obligor are “Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that an Obligor or any of its Subsidiaries shall form or acquire any new United States domestic Subsidiary that shall constitute a Subsidiary hereunder, such Obligor will cause such new domestic Subsidiary to, within 30 days (or such longer period as the Administrative Agent, in its sole discretion, may designate) after such formation or acquisition:

(i)           become a “Guarantor” hereunder pursuant to a Guarantee Assumption Agreement, and execute joinders to the Security Agreement and other Security Documents thereby granting the Administrative Agent a first priority lien on all of such Guarantor’s assets (other than Equity Interests in any foreign Subsidiary of such Guarantor, which shall be governed by Section 7.10(b)) as collateral security for the Guaranteed Obligations, in form and substance reasonably satisfactory to the Administrative Agent;

(ii)           cause such new United States domestic Subsidiary to take such action (including delivering such certificates evidencing such Equity Interests, executing and delivering such UCC financing statements and, if the fair market value of such real property is equal to or greater than $1,000,000, subject to the following proviso, executing and delivering mortgages or deeds of trust covering the real property and fixtures owned or leased by such Subsidiary) as shall be necessary to create and perfect valid and enforceable first-priority Liens on substantially all of the property of such new Subsidiary as collateral security for the obligations of such new Subsidiary under the Financing Documents; provided, that this clause (ii) shall not apply to real property of such new Subsidiary acquired pursuant to an Acquisition permitted under Section 8.08(b) if (A) such real property is encumbered by an existing mortgage that is not refinanced by Middlesex, (B) such existing mortgage lender’s security interest is restricted to only the real property of such new Subsidiary and does not, in the Majority Lenders’ judgment, conflict with the Administrative Agent’s Liens granted under the Financing Documents and (C) the Borrower delivers such Collateral Access Agreements and other Security Documents as the Majority Lenders or Administrative Agent may reasonably request; and

(iii)           deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Closing Date or as the Administrative Agent shall have reasonably requested, all in form and substance reasonably satisfactory to the Administrative Agent.

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(b)  Non-US Subsidiaries.  In the event that any Obligor shall form or acquire any new, first-tier foreign Subsidiary, such Obligor will, and will cause such new foreign Subsidiary to, within 30 days (or such longer period as the Administrative Agent, in its sole discretion, may designate) after such formation or acquisition, (i) take such action (including delivering applicable Security Certificates (as such term is defined in the Security Agreement)) as shall be necessary or, in the Majority Lenders’ discretion, advisable to create and perfect a valid and enforceable first-priority Lien in favor of the Administrative Agent on 66-2/3% of the equity interests of such new Subsidiary as collateral security for the Secured Obligations (provided that (A) so long as no Event of Default has occurred and is continuing, no foreign law-governed security and/or pledge agreements shall be required for such equity interests unless the total assets of such foreign Subsidiaries that are not so subject to such security and /or pledge agreements exceeds, individually or in the aggregate, $3,000,000 and (B) if an Event of Default has occurred and is continuing, then the Administrative Agent may require the Obligors to obtain such foreign-law governed security and/or pledge agreements for up to 66-2/3% of the equity interests of such foreign Subsidiaries as the Administrative Agent may designate) and (ii) deliver such proof of corporate (or similar) action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Closing Date or as the Administrative Agent shall have requested.

(c)  Ownership of Subsidiaries.  Each Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary (except as otherwise permitted in this Agreement).  In the event that any additional Equity Interests shall be issued by any Subsidiary, subject to Section 7.10(b), the respective Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the applicable Financing Document the certificates evidencing such Equity Interests, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

Section 7.11         Notice of Lease Defaults.  The Borrower will give prompt notice to the Administrative Agent of any notice of a material default Borrower or any Guarantor receives under any material lease of real property to which an Obligor is party.

Section 7.12         Collateral Assignment of Key Person Life Insurance.  If any Obligor obtains key person life insurance in respect of any of its officers or directors, the Borrower will, within thirty (30) days after obtaining any such insurance, deliver a collateral assignment relating to such key person life insurance in form and substance reasonably satisfactory to the Administrative Agent.

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Section 7.13    Accounts.  The Borrower will maintain, and cause each of the other Obligors to maintain, their primary operating accounts, deposit accounts, disbursement accounts, certificates of deposit, money market accounts and savings accounts with Middlesex, except to the extent expressly permitted under Sections 3.6 and 3.7 of the Security Agreement or the Post-Closing Agreement; provided, that with respect to the account listed on Schedule E, the Borrower shall (1) sweep or cause to be swept all balances therein over $50,000 every other Business Day to Borrower’s account at Middlesex and (2) move such account to Middlesex within 180 days after the date hereof (or such later date as the Administrative Agent may, in its sole discretion, designate in writing).  So long as no Event of Default has occurred and is continuing and Borrower is in compliance with the foregoing proviso, no Account Control Agreement for the account listed on Schedule E shall be required.

Section 7.14   Tax Sharing Agreements.  Borrower will (a) provide the Administrative Agent with at least five Business Days’ prior written notice of any Obligor entering into a tax sharing agreement, together with a copy thereof, and (b) deliver to the Administrative Agent a copy of each tax sharing agreement entered into by any Obligor after the date of this Agreement, together with a certificate of the Borrower executed by a Responsible Officer certifying that the making and performance by such Obligor of such tax sharing agreement does not result in, and could not reasonably be expected to result in, a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any of the Commitments are in effect and until payment in full in cash of all Loans, all other Secured Obligations, and all other amounts payable by the Obligors under the Financing Documents (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents):

Section 8.01    Indebtedness.  The Obligors will not, nor will they permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)  Indebtedness created under the Financing Documents;

(b)  Indebtedness outstanding on the date hereof and set forth in Schedule 6.18, and extensions, renewals and replacements of any such Indebtedness that do not increase the aggregate outstanding principal amount thereof;

(c)  Indebtedness of an Obligor owed to any other Obligor, which Indebtedness shall (i) be otherwise permitted under Section 8.07, (ii) constitute Collateral under the Security Agreement and (iii) in the case of any Indebtedness of the Borrower owed to any of its Subsidiaries, be on subordination terms reasonably acceptable to the Administrative Agent;

(d)  (i) Indebtedness of the Borrower or any Subsidiary in respect of Capital Lease Obligations and purchase money indebtedness obligations for fixed or capital assets, provided that the aggregate principal amount of Indebtedness permitted by this clause (d)(i) shall not exceed $1,000,000 at any time outstanding; and (ii) Indebtedness of the Borrower in respect of Capital Lease Obligations and purchase money indebtedness obligations for the ERP equipment described in Schedule 8.01(d)(ii), provided that the aggregate principal amount of Indebtedness permitted by this clause (d)(ii) shall not exceed $1,000,000 at any time outstanding;

(e)  endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

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(f)  Guarantees of any Obligor in respect of Indebtedness otherwise permitted hereunder of the Borrower; and Guarantees made by the Borrower of Indebtedness of its Subsidiaries permitted under Section 8.01(j);

(g)  Indebtedness of any foreign Subsidiary of the Borrower owed to any Obligor in an aggregate principal amount not to exceed $1,000,000 outstanding at any time;

(h)  obligations (contingent or otherwise) existing or arising under any Hedging Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that the aggregate Swap Termination Value thereof shall not exceed $1,000,000 (which amount may be increased (so long as no Event of Default has occurred and is continuing) at the Borrower’s request and with the Administrative Agent’s prior written consent, not to be unreasonably withheld, after consultation with the Majority Lenders) at any time outstanding;

(i)  with respect to an Acquisition permitted under Section 8.08, unsecured seller Subordinated Debt (including any such Subordinated Debt in the form of earnouts and other contingent payments in connection with any Acquisition that constitute Indebtedness); and

(j)  unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding.

Section 8.02    Liens.  No Obligor will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or its Subsidiaries, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names such Obligor or any of its Subsidiaries as debtor, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created pursuant to the Security Documents;

(b)  Liens existing on the date hereof and listed on Schedule 6.19 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.01(b);

(c)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, in each case, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(k);

(i)  Liens securing Indebtedness permitted under Section 8.01(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) on the date of acquisition the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired;

(j)  Liens securing Indebtedness permitted under Section 8.01(h); provided that (i) at the time any such Lien is created or incurred, no Default has occurred and is continuing, (ii) such Liens do not at any time encumber any Collateral and (iii) such Liens do not at any time encumber any property other than cash and Permitted Investments in an aggregate amount not exceeding $1,000,000 at any time and the deposit or securities account to which such cash and Permitted Investments are credited; and

(k)  Liens consisting of any right of offset, or statutory or other customary bankers’ liens, existing solely with respect to cash and Permitted Investments on deposit in or credited to Deposit Accounts or Securities Accounts (hereinafter, as such terms are defined in the Security Agreement) maintained by the Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank(s) with which such accounts are maintained, so long as (1) such Deposit Accounts or Securities Accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien, (2) to the extent required under the Security Agreement and Section 7.13, Account Control Agreements with respect to such Deposit Accounts or Securities Accounts are in full force and effect, (3) such Liens do not secure any Indebtedness and (4) such Liens secure only such account bank’s customary fees and expenses relating to such Deposit Accounts or Securities Accounts.

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Section 8.03    Mergers, Consolidations, Etc.; Subsidiaries.

(a)  The Obligors will not, nor will they permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with any Obligor, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)           any Subsidiary may merge with (1) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (2) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary that is not a Guarantor, such Guarantor shall be the continuing or surviving Person;

(ii)          any Guarantor may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Obligor;

(iii)         any Subsidiary that is not an Obligor may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (1) another Subsidiary that is not an Obligor or (2) to an Obligor;

(b)  No Obligor will form any Subsidiary without the prior written notice to the Administrative Agent and without complying with the requirements of Section 7.10.

Section 8.04    Dispositions.  The Obligors will not, nor will they permit any of their respective Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)  Dispositions of surplus, obsolete or worn out property;

(b)  Dispositions of inventory in the ordinary course of business;

(c)  Dispositions of property by any Subsidiary of an Obligor to such Obligor;

(d)  Dispositions permitted by Section 8.03; and

(e)  Non-exclusive licenses of trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights in the ordinary course of business and substantially consistent with past practice;

provided, that any Disposition pursuant to clauses (a) through (e) (except to the extent expressly permitted under Section 8.10) shall be for fair market value, which may be as determined by the Board of Directors or equivalent authority of the applicable Obligor.  Notwithstanding anything to the contrary herein, the Obligors will not, nor will they permit any of their respective Subsidiaries to, make any Disposition of (i) notes, accounts receivable or other obligations owing to an Obligor, with or without recourse, except for collection in the ordinary course of business, or (ii) any real property interests.

Section 8.05    Sale/Leasebacks.  The Obligors will not, nor will they permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any of its Property, and whereby it shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which it intends to use for substantially the same purpose or purposes as the Property sold or transferred, except Capital Leases permitted under Section 8.01.

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Section 8.06    Lines of Business.  No Obligor will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted or contemplated to be conducted by such Obligor and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Section 8.07    Investments.  The Obligors will not, nor will they permit any of their respective Subsidiaries to, make or permit to remain outstanding any Investments except:

(a)  Investments outstanding on the date hereof and identified in Schedule 6.16 and any modification, replacement or renewal thereof;

(b)  Permitted Investments;

(c)  (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Obligors, (iii) additional Investments by Subsidiaries of the Borrower that are not Obligors in other Subsidiaries that are not Obligors and (iv) Investments constituting Indebtedness permitted under Section 8.01(c) or (g);

(d)  Without duplication of Section 8.07(c)(iv), Guarantees or assumptions of debt constituting Indebtedness permitted under Section 8.01;

(e)  Advances, loans or extensions of credit by the Borrower or any Subsidiary in compliance with applicable laws to officers, directors, managers, employees and agents of the Borrower or any Subsidiary (i) in the ordinary course of business for travel, entertainment or relocation, out-of-pocket or other business-related expenses not to exceed $50,000 in the aggregate at any one time outstanding or (ii) relating to indemnification or reimbursement of such officers, directors, managers, employees and agents in respect of liabilities relating to their service in such capacities;

(f)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)  Investments permitted under Section 8.02(e), 8.02(f), 8.02(j), 8.03 or 8.08;

(h)  Deposits on deposit in or credited to Deposit Accounts and Securities Accounts of the Borrower or any Subsidiary, solely to the extent such Deposit Accounts and Securities Accounts are established and maintained strictly in compliance with Section 7.13, the Security Agreement and the Post-Closing Agreement; and

(i)  other Investments not exceeding $500,000 in the aggregate in any fiscal year of the Borrower.

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Section 8.08    Acquisitions.  No Obligor will, nor will it permit any of its Subsidiaries to, enter into any Acquisition without the prior written consent of the Majority Lenders, other than:

(a)  transactions permitted by Section 8.03;

(b)  an Acquisition where, upon the consummation thereof, the acquired Person, line of business, division or other property will be wholly-owned directly by the Borrower or one or more of its Wholly Owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other Acquisition made pursuant to this Section 8.08(b):

(i)           any such newly-created or acquired Subsidiary shall comply with the requirements of Section 7.10;

(ii)          the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be within the same general industry and lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course; and such Acquisition shall not be a hostile Acquisition;

(iii)         such Acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect on a pro forma basis, taking into account such Acquisition;

(iv)        such Acquisition shall be accretive to Consolidated EBITDA, calculated on a pro forma basis with add-back items to be mutually and reasonably agreed among the Borrower and Administrative Agent;

(v)         the Majority Lenders have given their prior written consent (not to be unreasonably withheld) to such Acquisition, except that such consent shall not be required (A) so long as no Default has occurred and is continuing or would result from such Acquisition and (B) (1) for an Acquisition paid for using all cash and/or stock of the Borrower (and no proceeds of any Borrowings) or (2) unless the cumulative, aggregate Acquisition Consideration for all Acquisitions from the date hereof exceeds $6,500,000;

(vi)         immediately before and immediately after giving pro forma effect to any such Acquisition, no Default shall have occurred and be continuing;

(vii)        the Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) a certificate of a Responsible Officer setting forth calculations in reasonable detail that demonstrate, immediately before and immediately after giving pro forma effect to any such Acquisition, compliance with all of the following financial covenants:

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1)           the pro forma historical Consolidated Debt Service Coverage Ratio as of the most recently completed Rolling Period shall not be less than 1.35 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby, and based on the historical financial information of the target of the Acquisition, and including any proposed Term Borrowing to finance such Acquisition;

2)           the pro forma prospective Consolidated Debt Service Coverage Ratio as of the next succeeding twelve-month period shall not be less than 1.35 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby, and financial projections with respect to the Acquisition target and the Borrower Group (as determined in good faith by the board of directors of the Borrower or such Subsidiary in their reasonable business judgment based on reasonable assumptions), and including any proposed Term Borrowing to finance such Acquisition;

3)           the pro forma historical Consolidated Senior Leverage Ratio as of the most recently completed Rolling Period shall not exceed 2.50 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby, and based on the historical financial information of the target of the Acquisition, and including any proposed Term Borrowing to finance such Acquisition; and

4)           the pro forma prospective Consolidated Senior Leverage Ratio as of the next succeeding twelve-month period shall not exceed 2.50 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby, and financial projections with respect to the Acquisition target and the Borrower Group (as determined in good faith by the board of directors of the Borrower or such Subsidiary in their reasonable business judgment based on reasonable assumptions), and including any proposed Term Borrowing to finance such Acquisition;

provided that, for each of the pro forma covenant tests described in the foregoing clauses (1) through (4), the historical Consolidated EBITDA of the target of such Acquisition may, at the Borrower’s reasonable request, be further adjusted for cost savings from such Acquisition, to the extent approved in writing by the Administrative Agent in the Administrative Agent’s reasonable discretion;

(viii)      if the Acquisition Consideration for any such Acquisition(s) exceeds $6,500,000, individually or in the aggregate from the date hereof, the Administrative Agent may, at its option, require the Borrower to deliver to the Administrative Agent a bank field examination, in scope and substance, and with results, reasonably satisfactory to the Administrative Agent, of the target of such Acquisition;

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(ix)         for any such Acquisition, at least forty percent (40%) of the Adjusted Acquisition Consideration paid by or on behalf of the Borrower and its Subsidiaries shall be paid in cash and/or stock of the Borrower; and

(x)          the Borrower shall have delivered to the Administrative Agent (for distribution to each Lender), at least five Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 8.08(b) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.

Section 8.09    Restricted Payments.  No Obligor will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a)  the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(b)  Investments permitted under Sections 8.07(e) and 8.07(f);

(c)  repurchases of the Borrower’s stock in an aggregate, cumulative amount from the date hereof not to exceed $20,000,000, so long as (i) no Default shall have occurred and be continuing or will result therefrom, and (ii) the Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) a certificate of a Responsible Officer setting forth calculations in reasonable detail that demonstrate, immediately before and (on a pro forma basis) immediately after giving pro forma effect to such repurchase, compliance with all of the following financial covenants:

1)           the pro forma historical Consolidated Debt Service Coverage Ratio as of the most recently completed Rolling Period shall not be less than 1.35 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such repurchase had been consummated as of the first day of the fiscal period covered thereby, and including any proposed Term Borrowing to finance such repurchase;

2)           the pro forma prospective Consolidated Debt Service Coverage Ratio as of the next succeeding twelve-month period shall not be less than 1.35 to 1.00, such compliance to be determined on the basis of financial projections (as determined in good faith by the board of directors of the Borrower in its reasonable business judgment based on reasonable assumptions) and the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such repurchase had been consummated as of the first day of the fiscal period covered thereby, and including any proposed Term Borrowing to finance such repurchase;

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3)           the pro forma historical Consolidated Senior Leverage Ratio as of the most recently completed Rolling Period shall not exceed 2.50 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such repurchase had been consummated as of the first day of the fiscal period covered thereby, and including any proposed Term Borrowing to finance such repurchase; and

4)           the pro forma prospective Consolidated Senior Leverage Ratio as of the next succeeding twelve-month period shall not exceed 2.50 to 1.00, such compliance to be determined on the basis of financial projections (as determined in good faith by the board of directors of the Borrower in its reasonable business judgment based on reasonable assumptions) and the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b) as though such repurchase had been consummated as of the first day of the fiscal period covered thereby, and including any proposed Term Borrowing to finance such repurchase; and

(d)  so long as no Default (including in respect of Section 8.14) has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash dividends with respect to its Equity Interests.

Nothing herein shall be deemed to prohibit the payment of dividends or distributions by any Subsidiary to its parent company.

Section 8.10    Transactions with Affiliates.  No Obligor will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Obligor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions solely among Obligors and (iii) transactions solely among foreign Subsidiaries of the Borrower.

Section 8.11    Restrictive Agreements.  No Obligor will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Obligor or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Lender, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Obligor or any other Subsidiary or to Guarantee Indebtedness of any Obligor or any other Subsidiary; provided that:

(a)  the foregoing shall not apply to (1) restrictions and conditions imposed by law or by this Agreement and (2) restrictions and conditions existing on the date hereof identified on Schedule 8.11 (or any extension or renewal of, or any amendment or modification of, any such restriction or condition that does not expand the scope thereof); and

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(b)  clause (i) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured purchase money Indebtedness or Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such purchase money Indebtedness, (2) customary provisions in leases and other contracts restricting the assignment thereof and (3) executory covenants between signing and closing under an agreement related to sales of property permitted hereunder.

Section 8.12    Reserved.

Section 8.13    Modifications of Certain Documents; Tax Sharing.  No Obligor will, nor will it permit any of its Subsidiaries to, without the prior written consent of the Majority Lenders, (i) consent to any modification, supplement, refinancing or waiver of any Subordinated Debt or any document evidencing any Subordinated Debt, (ii) amend any of its or their constitutive documents or (iii) consent to any modification, supplement or waiver of any Acquisition Documents or any agreement evidencing or relating to Material Indebtedness, in each case in clauses (ii) and (iii), which could reasonably be expected to be materially adverse to the Lenders.  The Borrower will not, and will not permit any Subsidiary to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt. No Obligor will, nor will it permit any of its Subsidiaries to, enter into any tax sharing arrangement which results in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 8.14    Certain Financial Covenants.

(a)  Debt Service Coverage Ratio.  The Borrower will not permit the Consolidated Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending on December 31, 2010, to be less than 1.35 to 1.0.

(b)  Senior Leverage Ratio.  The Borrower will not permit the Consolidated Senior Leverage Ratio at any time during any period of four fiscal quarters of the Borrower (it being understood that the numerator of the Consolidated Senior Leverage Ratio will be tested as of the applicable fiscal quarter end), commencing with such period ending on September 30, 2010, to exceed 2.5 to 1.0.

(c)  To enable the ready and consistent determination of compliance with the covenants set forth in this Section 8.14, the Borrower will not change the last day of its fiscal year from September 30, or the last days of the first three fiscal quarters in each of its fiscal years from December 31, March 31 and June 30, respectively.

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ARTICLE IX

DEFAULTS

Section 9.01    Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary thereof in any Financing Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 7.01, 7.02 (other than Section 7.02(a)), 7.03 (with respect to such Obligor’s existence), 7.06, 7.07, 7.09, 7.12 or 7.13, or in Article IV or VIII (subject, with respect to Section 8.02, to Section 9.01(e)(i) below); or any of the Guarantors fails to perform or observe any term, covenant or agreement contained in any Guaranty; or any of the Obligors fails to perform or observe any term, covenant or agreement contained in Section 3.3, 3.4 (subject, with respect to Section 3.4(b) of the Security Agreement, to Section 9.01(e)(i) below), 3.6, 3.7, 3.8, 3.13 or 3.16, or in Article IV or VI, of the Security Agreement;

(e)  (i) any Obligor or any of its Subsidiaries shall sign or file, or shall suffer to exist, for a period of 30 or more days from when such Obligor or Subsidiary obtains knowledge thereof, a financing statement in respect of a Lien not in favor of the Administrative Agent (and not otherwise in respect of any other Permitted Lien) that is invalid and that has not been created or attached to any property or asset now owned or hereafter acquired by such Obligor or Subsidiary, so long as (x) during such 30-day period such Obligor is diligently pursuing removal of such invalid Lien and related financing statement and (y) such invalid Lien or related financing statement could not reasonably be expected to have a Material Adverse Effect; or (ii) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) or (e)(i) of this Section 9.01) or any other Financing Document to which it is party and such failure shall continue unremedied for a period of 30 or more days after such failure;

(f)  any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any applicable notice or grace periods;

(g)  Any Obligor fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

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(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any Subsidiary thereof or such Person’s debts, or of a substantial part of such Person’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Subsidiary thereof or for a substantial part of such Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 30 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  any Obligor or any Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Subsidiary thereof or for a substantial part of such Person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  any Obligor or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay such Person’s debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $500,000, to the extent not covered by a third-party insurance carrier which has acknowledged such coverage in writing, shall be rendered against any Obligor or any Subsidiary thereof or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or any Subsidiary thereof to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Obligor in an aggregate amount exceeding (i) $500,000 in any year or (ii) $500,000 for all periods;

(m)  the assertion against any Obligor of an Environmental Claim that the Majority Lenders determine in good faith will be resolved adversely to any Obligor and would have a Material Adverse Effect (insofar as such amount is payable by any Obligor but after deducting (i) any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor and (ii) any portion thereof that is covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage);

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(n)  a Change in Control shall occur;

(o)  the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 8.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

(p)  any provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full and in cash of all the Secured Obligations, ceases to be in full force and effect; or any Obligor contests in any manner the validity or enforceability of any provision of any Financing Document; or any Obligor denies that it has any or further liability or obligation under any provision of any Financing Document, or purports to revoke, terminate or rescind any provision of any Financing Document; or any Person (other than an Obligor) contests in any manner the validity or enforceability of any provision of any Financing Document, and such contest could reasonably be expected either (i) to result in a material impairment of the rights and remedies of the Administrative Agent, LC Bank or any Lender under any Financing Document, or of the ability of any Obligor to perform its obligations under any Financing Document to which it is a party, or (ii) to have a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Financing Document to which it is a party; or

(q)  (i)  The subordination provisions of the documents evidencing or governing any Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) the Borrower or any other Obligor shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Subordination Provisions.

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and any obligation of the LC Bank to extend credit in respect of any LCs, and thereupon the Commitments and such obligation shall terminate immediately, (ii) require that the Borrower provide cover for LC Exposure as provided in Section 2.08(k) and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued under the Financing Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Section, the Commitments and any obligation of the LC Bank to extend credit in respect of any LCs shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and all other obligations under the Financing Documents, shall automatically become due and payable, and the obligation of the Borrower to provide cover for LC Exposure as aforesaid shall automatically become effective, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

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Notwithstanding the foregoing, if at the end of any fiscal quarter of the Borrower there would exist any Event of Default with respect to one or more of Sections 8.14(a) or (b) and the required ratios were less than 15% out of compliance (each, a “Curable Financial Covenant Default”), such Curable Financial Covenant shall not constitute an Event of Default until the date that is thirty (30) days after the date the Compliance Certificate for such fiscal quarter is required to be delivered pursuant to Section 7.01(b), during which time the Borrower may prevent such Curable Financial Covenant Default from becoming an Event of Default by receiving equity contributions and applying the proceeds therefrom to repay the Loans; provided, that, (i) with respect to Section 8.14(b), the Consolidated Senior Leverage Ratio, calculated on a pro forma basis after giving effect to such equity contribution and prepayment as of the date on which such Curable Financial Covenant Default occurred, does not exceed the ratio set forth in Section 8.14(b); and (ii) with respect to Section 8.14(a), the Consolidated Debt Service Coverage Ratio, calculated on a pro forma basis after giving effect to such equity contribution and prepayment as of the date on which such Curable Financial Covenant Default occurred but increasing Consolidated EBITDA for the four fiscal quarter period ending on such date on a dollar-for-dollar basis by the amount of such prepayment, is not less than the relevant ratio set forth in Section 8.14(a); provided, further, in each case, that (x) no Critical Default exists (other than Curable Financial Covenant Defaults that the Borrower has demonstrated to the reasonable satisfaction of the Majority Lenders may be cured pursuant to a capital contribution and prepayment of the Loans pursuant to the foregoing provision), and (y) the Borrower has received such capital contribution on or before the date that is thirty (30) days after the date the compliance certificate for such fiscal quarter is required to be delivered pursuant to Section 7.01(b) and the Borrower has applied 100% of such capital contribution to repayment of the Loans.  The provisions of this paragraph may not be utilized in consecutive quarters, nor more than twice while this Agreement is in effect.

Section 9.02    Application of Proceeds.  All proceeds received after maturity of the Secured Obligations, whether by acceleration or otherwise, shall be applied in the following order:

(i)           First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article X) payable to the Administrative Agent in its capacity as such;

(ii)          Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and LC fees) payable to the Lenders and the LC Bank (including fees, charges and disbursements of counsel to the respective Lenders and the LC Bank arising under the Financing Documents and amounts payable under Article X), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

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(iii)         Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid LC fees and interest on the Loans, LC Borrowings and other Secured Obligations arising under the Financing Documents, ratably among the Lenders and the LC Bank in proportion to the respective amounts described in this clause Third payable to them;

(iv)         Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, LC Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the LC Bank, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

(v)          Fifth, to the Administrative Agent for the account of the LC Bank, to provide cover for LC Exposure as provided in Section 2.08(k); and

(vi)         Last, the balance, if any, after all of the Secured Obligations (other than inchoate, unasserted indemnity obligations that expressly survive termination of the Financing Documents) have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by any Governmental Requirement.

Subject to Section 2.08(c), amounts used to provide cover for LC Exposure pursuant to clause Fifth above shall be applied to satisfy drawings under such LCs as they occur.  If any amount remains on deposit as such cover after all LCs have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

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ARTICLE X

CHANGE IN CIRCUMSTANCES

Section 10.01  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the LC Bank;

(ii)          subject any Lender or the LC Bank to any tax of any kind whatsoever with respect to this Agreement or any LC or participation therein, or change the basis of taxation of payments to such Lender or the LC Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 10.02 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)         impose on any Lender or the LC Bank any other condition, cost or expense affecting this Agreement or any LC or participation therein (and not expressly excluded in clause (ii) above);

and the result of any of the foregoing shall be to increase the cost to such Lender, or to increase the cost to such Lender or the LC Bank of participating in, issuing or maintaining any LC (or of maintaining its obligation to participate in or to issue any LC), or to reduce the amount of any sum received or receivable by such Lender or the LC Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the LC Bank, the Borrower will pay to such Lender or the LC Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender or the LC Bank determines that any Change in Law affecting such Lender or the LC Bank or any Applicable Lending Office of such Lender or such Lender’s or the LC Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Bank’s capital or on the capital of such Lender’s or the LC Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in LCs held by, such Lender, or the LCs issued by the LC Bank, to a level below that which such Lender or the LC Bank or such Lender’s or the LC Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Bank’s policies and the policies of such Lender’s or the LC Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Bank or such Lender’s or the LC Bank’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender or the LC Bank setting forth the amount or amounts necessary to compensate such Lender, the LC Bank or the holding company thereof, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the LC Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d)  Delay in Requests.  Failure or delay on the part of any Lender or the LC Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the LC Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.02  Payments Free and Clear; U.S. Taxes.

(a)  Payments Free and Clear.  Any and all payments by the Borrower or any Obligor under the Financing Documents shall be made, in accordance with Section 3.01, free and clear of and without deduction for any and all present or future Taxes, (excluding, in the case of each Lender, the LC Bank and the Administrative Agent, Taxes imposed on its net income or net profits, and franchise or similar taxes imposed on it, and any branch profits imposed by the United States or any similar tax imposed by any other jurisdiction in which the Administrative Agent, LC Bank or such Lender is located (all such excluded Taxes being referred to herein as “Excluded Taxes”)), by (i) any jurisdiction (or political subdivision thereof) of which the Administrative Agent, LC Bank or such Lender, as the case may be, is a citizen or resident or in which such Lender has a permanent establishment (or is otherwise engaged in the active conduct of its banking business through an office or a branch) which is such Lender’s Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which the Administrative Agent, LC Bank or such Lender, as the case may be, is organized, or (iii) any jurisdiction (or political subdivision thereof) in which Taxes are imposed as a result of the Administrative Agent, LC Bank or such Lender, as the case may be, doing business in such jurisdiction (all such nonexcluded Taxes being hereinafter referred to as “Included Taxes”).  If the Borrower shall be required by law to deduct any Included Taxes from or in respect of any sum payable hereunder to any Lender, the LC Bank or Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.04), such Lender, the LC Bank or Administrative Agent, as applicable, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)  Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance or any other Financing Document (hereinafter referred to as “Other Taxes”).

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(c)  Indemnification.  The Borrower hereby indemnifies each Lender, the LC Bank and the Administrative Agent for the full amount of Included Taxes and Other Taxes (including any Included Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.02) paid by such Lender, the LC Bank or the Administrative Agent (on its own behalf or on behalf of any Lender), as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Included Taxes or Other Taxes were correctly or legally asserted.  Any payment pursuant to such indemnification shall be made within 10 days after the date any Lender, the LC Bank or the Administrative Agent, as the case may be, makes written demand therefor.

(d)  Receipts.  Within 10 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender, the LC Bank or the Administrative Agent, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof (to the extent such a receipt is available from the relevant Governmental Authority).

(e)  Lender Representations.  Each Lender represents that it is either (i) a corporation organized under the laws of the United States of America or any state thereof or (ii) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (A) under an applicable provision of a tax convention to which the United States of America is a party or (B) because it is acting through a branch agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America.  Each Lender that is not a corporation organized under the laws of the United States of America or any state thereof agrees to provide to the Borrower and the Administrative Agent on the Closing Date, or on the date of its delivery of the Assignment and Acceptance pursuant to which it becomes a Lender, and at such other times as required by United States law or as the Borrower or the Administrative Agent shall reasonably request, two accurate and complete original signed copies of either (A) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “W-8ECI Certification”) or (B) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the “W-8BEN Certification”).  In addition, each Lender agrees that if it previously filed a W-8ECI Certification it will deliver to the Borrower and the Administrative Agent a new W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a W-8BEN Certification, it will deliver to the Borrower and the Administrative Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification.  Each Lender also agrees to deliver to the Borrower and the Administrative Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of the Lender at the relevant time and applicable laws permit it to do so.  If a Lender determines, as a result of any change in either (i) applicable law, regulation or treaty, or in any official application thereof or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Administrative Agent of such fact.  If a Lender is organized under the laws of a jurisdiction outside the United States of America, unless the Borrower and the Administrative Agent have received a W-8BEN Certification or W-8ECI Certification satisfactory to them indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate.  Each Lender agrees to indemnify and hold harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by the Administrative Agent as a result of such Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section or as a result of its reliance on any such form or certificate which it has provided to it pursuant to this Section.

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(f)  Failure to Provide Form.  For any period with respect to which a Lender has failed to provide the Borrower with the form required pursuant to Section 10.02(e), if any (other than if such failure is due to a change in treaty, applicable law or regulation, or in official application thereof, occurring subsequent to the date on which a form originally was required to be provided by such Lender), such Lender shall not be entitled to indemnification under Section 10.02(c) with respect to Taxes imposed by the United States which Taxes would not have been imposed but for such failure to provide such forms; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)  Efforts to Avoid or Reduce.  Any Lender claiming any additional amounts payable pursuant to this Section 10.02 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Administrative Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 10.03  Survival.  All of the Borrower’s obligations under this Article X shall survive termination of the Commitments and repayment of all other Secured Obligations hereunder.

ARTICLE XI

ADMINISTRATIVE AGENT

Section 11.01  Appointment and Authority.  Each of the Lenders and the LC Bank hereby irrevocably appoints Middlesex to act on its behalf as the Administrative Agent hereunder and under the other Financing Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Bank, and no Obligor shall  have rights as a third party beneficiary of any of such provisions.

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Section 11.02  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Financing Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Financing Document or applicable law; and

(c)  shall not, except as expressly set forth in the Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02 and Article IX) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Financing Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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Section 11.04  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of an LC, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Bank prior to the making of such Loan or the issuance of such LC.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may also consult with the Majority Lenders at any time.

Section 11.05  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers under any Financing Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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Section 11.06  Resignation of Administrative Agent.

(a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Bank and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint as a successor (1) Commerce Bank or (2) so long as no Default has occurred and is continuing, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), another successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations under the Financing Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Bank under any Financing Document, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Financing Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation under the Financing Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)  Any resignation by Middlesex as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Bank, (ii) the retiring LC Bank shall be discharged from all of its duties and obligations under the Financing Documents, and (iii) the successor LC Bank shall issue letters of credit in substitution for the LCs, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Bank to effectively assume the obligations of the retiring LC Bank with respect to such LCs.

Section 11.07  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the LC Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the LC Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on any Financing Document or any related agreement or any document furnished thereunder.

Section 11.08  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

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(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Bank and the Administrative Agent under Sections 2.08(i) and (j), 2.09 and 12.03) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the LC Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Bank in any such proceeding.

Section 11.09  Collateral and Guaranty Matters.  The Lenders and the LC Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)  to release any Lien on any property granted to or held by the Administrative Agent under any Financing Document (i) upon termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all LCs (other than LCs as to which other arrangements satisfactory to the Administrative Agent and the LC Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under any Financing Document, or (iii) subject to Section 12.02, if approved, authorized or ratified in writing by the Majority Lenders;

(b)  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Financing Document to the holder of any Lien on such property that is permitted by Section 8.02(i); and

(c)  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.09.

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ARTICLE XII

MISCELLANEOUS

Section 12.01  Notices.

(a)  General.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to the Borrower or any Guarantor:

SeraCare Life Sciences, Inc.
37 Birch Street
Milford, MA 01757
Attention:  Gregory A. Gould, Chief Financial Officer
Facsimile No.:  508-634-3394
Email:  ggould@seracare.com

(ii)          if to the LC Bank:

Middlesex Savings Bank
120 Flanders Road
Westborough, MA 01581
Attn:  Tony Zhang
Phone No.:  508-599-5842
Facsimile No.:  508-870-0390
Email:  tony.zhang@middlesexbank.com

(iii)         if to the Administrative Agent:

Middlesex Savings Bank
120 Flanders Road
Westborough, MA 01581
Attn:  Tony Zhang
Phone No.:  508-599-5842
Facsimile No.:  508-870-0390
Email:  tony.zhang@middlesexbank.com

(iv)         if to a Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

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Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)  Electronic Communications.  Notices and other communications to the Lenders and the LC Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender or the LC Bank pursuant to Article II if such Lender or the LC Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the LC Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the LC Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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Section 12.02    Waivers; Amendments.

(a)    No Deemed Waivers: Remedies Cumulative.  No failure or delay by the Administrative Agent, LC Bank or any Lender in exercising any right or power under the Financing Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lenders, LC Bank and Administrative Agent under the Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Financing Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of an LC shall not be construed as a waiver of any Default, regardless of whether any Lender, the LC Bank or the Administrative Agent may have had notice or knowledge of such Default at the time.

(b)    Amendments.  Neither any Financing Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors party thereto and the Majority Lenders, or by the Obligors party thereto and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender, or extend the date or decrease the amount of any scheduled reduction thereof, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment (excluding a change to mandatory prepayments) of the principal amount of any Loan or LC Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types or Classes of Loans, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, or (vii) release any Obligor from any of such Obligor’s guarantee obligations under Article IV without the written consent of each Lender; and provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or LC Bank hereunder without the prior written consent of the Administrative Agent or LC Bank, respectively, and (y) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

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Section 12.03    Expenses: Indemnity; Damage Waiver.

(a)    Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of the Financing Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Bank in connection with the amendment, renewal or extension of any LC or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, LC Bank and any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, LC Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Financing Documents, including its rights under this Section or in connection with the Loans made and LCs issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)    Indemnification by the Borrower.  The Borrower indemnifies the Administrative Agent (and any sub-agent thereof), LC Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, holds each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or LC or the use of the proceeds therefrom, any payments that the Administrative Agent is required to make under any indemnity issued to any bank in the Security Agreement or any Account Control Agreement to which remittances in respect of Accounts, as defined therein, are to be made, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)    Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Bank or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Bank in connection with such capacity.

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(d)    Waiver of Consequential Damages.  No Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Financing Documents or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan or the use of the proceeds thereof.

(e)    Payments.  All amounts due under this Section shall be payable within three (3) Business Days after written demand therefor.

Section 12.04    Successors and Assigns.

(a)       Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, LC Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Financing Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment(s), the amount of the Commitment(s) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent (and, in the case of an assignment of any Lender’s obligations in respect of its LC Exposure, the LC Bank) otherwise consent (provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Financing Documents, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000 (for which the Obligors shall have no liability), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Specified Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Financing Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement and the other Financing Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement and the other Financing Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 10.01, 10.02 and 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement and the other Financing Documents that does not comply with this paragraph shall be treated for purposes of the Financing Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

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(c)       Maintenance of Register by the Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, Administrative Agent, LC Bank and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Financing Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, LC Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Effectiveness of Assignments.  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement and the other Financing Documents, unless it has been recorded in the Register as provided in this paragraph.

(e)      Participations.  Any Lender may, without the consent of the Borrower, LC Bank or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lenders rights and obligations under the Financing Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under the Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, LC Bank, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Financing Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Financing Documents and to approve any amendment, modification or waiver of any provision of any Financing Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Obligors agree that each Participant shall be entitled to the benefits of Sections 10.01 and 10.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

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(f)       Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 10.01 or 10.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 10.02 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.02(e), 10.02 (f) or 10.02 (g) as though it were a Lender.

(g)      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)      No Assignments to the Obligors or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to any Obligor or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

Section 12.05    Survival.  All covenants, agreements, representations and warranties made by any Obligor in any Financing Document and in the certificates or other instruments delivered in connection with or pursuant to the Financing Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the other Financing Documents and the making of any Loans and the issuance of any LCs, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, LC Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Financing Documents is outstanding and unpaid or any LC is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.09(a) (with respect to LC issuance fees), 4.03 and 12.03 and Articles X and XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the LCs and Commitments or the termination of the Financing Documents or any provision thereof.

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Section 12.06   Counterparts: Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff; Sharing; Payments Set Aside.

(a)    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the LC Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Bank or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Financing Document to such Lender or the LC Bank, irrespective of whether or not such Lender or the LC Bank shall have made any demand under any Financing Document and although such obligations of the Borrower or such other Obligor may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the LC Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Bank or their respective Affiliates may have.  Each Lender and the LC Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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(b)    Sharing.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (1) Secured Obligations due and payable to such Lender under the Financing Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such Secured Obligations due and payable to such Lender at such time to (B) the aggregate amount of the Secured Obligations due and payable to all Lenders under the Financing Documents at such time) of payments on account of the Secured Obligations due and payable to all Lenders under the Financing Documents at such time obtained by all the Lenders at such time or (2) Secured Obligations owing (but not due and payable) to such Lender under the Financing Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Secured Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Secured Obligations owing (but not due and payable) to all Lenders under the Financing Documents at such time) of payment on account of the Secured Obligations owing (but not due and payable) to all Lenders under the Financing Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Secured Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

(c)    Consent of Obligors.  Each Obligor consents to the foregoing and agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(d)    Rights of Lenders.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

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(e)    Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Bank or any Lender, or the Administrative Agent, the LC Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any insolvency, bankruptcy or similar debtor relief law or otherwise, then (1) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (2) each Lender and the LC Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the LC Bank under clause (2) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

Section 12.09    Governing Law; Jurisdiction; Service of Process.

(a)    This Agreement, the other Financing Documents and any other agreement or documents relating thereto and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the law of the Commonwealth of Massachusetts.  Each Obligor agrees that the execution of this Agreement and the other Financing Documents, and the rights and obligations of the parties hereunder and thereunder shall be deemed to have a Massachusetts situs and each Obligor shall be subject to the personal jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any action the Administrative Agent, LC Bank, any Lender or their respective successors or assigns may commence hereunder or thereunder. Accordingly, each Obligor hereby specifically and irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement and the other Financing Documents, the Loans, the LCs and/or any agreement, instrument or document executed or delivered in connection with this Agreement and the other Financing Documents or the enforcement of any of the foregoing.

(b)    Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any court referred to in Section 12.09(a).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    The Borrower and the Guarantors each irrevocably consents to service of process in the manner provided for notices herein.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 12.10    WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 12.11    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.12    Confidentiality.

(a)    Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Obligor or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by a Lender or by one or more subsidiaries or affiliates of a Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by any Obligor and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or LCs or the termination of this Agreement or any provision hereof.

(b)    Each of the Administrative Agent, the Lenders and the LC Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) upon written notice to the Borrower, to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Lender or the LC Bank on a nonconfidential basis from a source other than an Obligor.  For the purposes of this paragraph, “Information” means all information received from any Obligor relating to any Obligor or its business, other than any such information that is available to the Administrative Agent, any Lender or the LC Bank on a nonconfidential basis prior to disclosure by an Obligor.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 12.13    USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

SERACARE LIFE SCIENCES, INC.

By:	/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer,
Treasurer and Secretary

GUARANTORS

[None on the date of this Agreement.]

ADMINISTRATIVE AGENT

MIDDLESEX SAVINGS BANK, as Administrative Agent

By:	/s/ Tony Zhang
Name:	Tony Zhang
Title:	Vice President

LENDERS AND LC BANK

MIDDLESEX SAVINGS BANK, as a Lender and as LC Bank

By:	/s/ Tony Zhang
Name:	Tony Zhang
Title:	Vice President

COMMERCE BANK AND TRUST COMPANY

By:	/s/ Scott Virzi
Name:	Scott Virzi
Title:	Vice President

SCHEDULE A

COMMITMENTS

Lender	Revolving Commitment	Term Commitment
Middlesex Savings Bank	$3,000,000	$9,000,000
Commerce Bank and Trust Company	$2,000,000	$6,000,000
TOTAL	$5,000,000	$15,000,000

EXHIBIT A-1

FORM OF REVOLVING NOTE

$____________	December 30, 2010

FOR VALUE RECEIVED, the undersigned SERACARE LIFE SCIENCES, INC., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with a principal place of business located at 37 Birch Street, Milford, Massachusetts 01757, and a mailing address in Massachusetts at 37 Birch Street, Milford, Massachusetts 01757 (hereinafter called the "Borrower"), promises to pay to [insert name of Lender] or registered assigns (hereinafter called the "Lender"), OR ORDER, ON DEMAND on the Revolving Commitment Termination Date, the principal sum of ___________ ($________) DOLLARS (or such lesser amount as may have been advanced to Borrower by Lender from time to time hereunder) (each, an "Advance") with interest on the unpaid balance hereof from the date hereof until paid in full in cash, at the rate and in the manner hereinafter provided, in lawful money of the United States of America.  All payments of principal and interest shall be made to Middlesex Savings Bank (“Middlesex”) as administrative agent (the “Administrative Agent”) under the Loan Agreement dated as of December 30, 2010 (as amended from time to time, the “Loan Agreement”) among the Borrower, the guarantors party thereto, the lenders (including the Lender) party thereto, the LC Bank party thereto and the Administrative Agent, for account of the Lender in U.S. dollars in immediately available funds at the Administrative Agent’s office at 120 Flanders Road, Westborough, Massachusetts 01581.

Variable Rate; Payments:  The unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the Prime Rate plus one-half of one percent (0.5%) per annum, but in any event not less than 3.49% per annum ("Interest Rate").

As used herein, the “Prime Rate” means the rate from time to time announced and made effective by Middlesex as its Prime Rate.  The Prime Rate hereunder shall change as Middlesex's Prime Rate changes and any such change shall be effective on the announcement date by Middlesex of such change.

Beginning on February 1, 2011 and on the first day of each and every month thereafter during the existence of the Note, Borrower shall make payments of interest monthly in arrears on outstanding Advances.  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid and shall be due and payable upon demand, whether or not an Event of Default has occurred. Payments hereunder shall be applied first to interest then due on the unpaid balance of principal and then to such principal.

Late Charge:  Whenever any installment of principal and/or interest due hereunder shall not be paid when due, if so required by the requisite percentage of lenders under the Loan Agreement, the Borrower shall pay in addition thereto as a late charge, four percent (4%) of the amount of any such past due amount.

Revolving Credit:  Until such right is terminated by the requisite percentage of lenders specified in the Loan Agreement by a refusal to make any further Advances, the Borrower may borrow, repay (without penalty), and reborrow hereunder from time to time in accordance with the Loan Agreement for working capital and general corporate purposes of Borrower, provided that the aggregate principal amount at any time outstanding shall not exceed the face amount of this Note, as described in the Loan Agreement.

Security:  This Note is secured by a security interest in all assets of the Borrower and its domestic subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, the other grantors party thereto and the Administrative Agent (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s obligations to the Lender however characterized (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s domestic subsidiaries (the “Guarantors”), if any.  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower or any Guarantor and any securities or other property of Borrower or any Guarantor in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said Borrower or Guarantor to the holder; and the holder on or after default in payment hereof that constitutes an Event of Default under and as defined in the Loan Agreement may sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived. The holder may at any time apply or set off such deposits or other sums against said liabilities of Borrower and Guarantors.

Demand Rate:  If so required by the requisite percentage of lenders under the Loan Agreement, Borrower shall pay an interest rate which is three percent (3%) per annum above the interest rate otherwise payable hereunder ("Demand Rate”) (a) while any monetary amount remains unpaid hereunder and such failure to pay is an Event of Default under the Loan Agreement; and (b) following the occurrence of and during the continuation of any other Event of Default under the Loan Agreement (or, if applicable, any of the Security Instruments), unless and until such Event of Default is cured or waived by the requisite percentage of lenders under the Loan Agreement.

Collection Costs:  If this Note shall not be paid in full upon demand as set forth herein, the Borrower agrees to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note, each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:		SERACARE LIFE SCIENCES, INC.

By:
Witness		Name:
Title:	, duly authorized	Title:

EXHIBIT A-2

FORM OF INITIAL TERM NOTE

$___________	December 30, 2010

FOR VALUE RECEIVED, the undersigned SERACARE LIFE SCIENCES, INC., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with a principal place of business located at 37 Birch Street, Milford, Massachusetts 01757, and a mailing address in Massachusetts at 37 Birch Street, Milford, Massachusetts 01757 (hereinafter called the "Borrower"), promises to pay to [insert name of Lender] or registered assigns (hereinafter called the "Lender"), OR TO ITS ORDER, the principal sum of ___________ AND 00/100 DOLLARS ($________) (or such lesser amount of term loans as may have been advanced to Borrower by Lender from time to time hereunder and pursuant to the Loan Agreement (defined below)) with interest on the unpaid balance hereof from the date hereof until paid in full in cash, at the rate and in the manner hereinafter provided, in lawful money of the United States of America.  All payments of principal and interest shall be made to Middlesex Savings Bank (“Middlesex”) as administrative agent (the “Administrative Agent”) under the Loan Agreement dated as of December 30, 2010 (as amended from time to time, the “Loan Agreement”) among the Borrower, the guarantors party thereto, the lenders (including the Lender) party thereto, the LC Bank party thereto and the Administrative Agent, for account of the Lender in U.S. dollars in immediately available funds at the Administrative Agent’s office at 120 Flanders Road, Westborough, Massachusetts 01581.

Variable Rate; Payments:  From the date of this Note to but excluding February 29, 2012, the unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the Prime Rate plus one-half of one percent (0.5%) per annum, but in any event not less than 3.49% per annum ("Interest Rate").

As used herein, the Prime Rate means the rate from time to time announced and made effective by Middlesex as its Prime Rate.  The Prime Rate hereunder shall change as Middlesex's Prime Rate changes and any such change shall be effective on the announcement date by Middlesex of such change.

Fixed Rate; Payments:  From and including February 29, 2012 to but excluding February 29, 2017, the unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the higher (as determined on February 29, 2012) of (a) the five-year Treasury rate plus three percent (3.00%) per annum and (b) a fixed rate of five and 49/100 percent (5.49%) per annum (the “Interest Rate”).  From and after February 29, 2017, the unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the higher of (a) the two-year Treasury rate plus three and one-half percent (3.50%) per annum and (b) a fixed rate of five and 49/100 percent (5.49%) per annum (the “Interest Rate”).

Beginning on February 1, 2011 and on the first day of each and every month thereafter during the term hereof, Borrower shall make payments of interest monthly in arrears on the outstanding principal of this Note.  Unless paid in full in cash on or before the Term-Out Date (defined below), Borrower shall make monthly payments of principal of this Note, in eighty-four (84) consecutive installments, one payable on each Principal Payment Date (defined below).  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid.  Each payment shall be applied first to interest then due on the unpaid balance of principal and then to such principal.  “Principal Payment Date” means the first business day of each calendar month, commencing with April 1, 2012 (or, if the commitments of the lenders party to the Loan Agreement to make term loans to the Borrower under the Loan Agreement terminate before February 29, 2012, commencing with the first such date to occur after the date such commitments terminate), and the Maturity Date.

Amortization:  Such monthly payments shall be made in a seven (7) year, straight-line amortization schedule to be attached by the Administrative Agent to this Note (or any amendment and restatement of this Note as provided in the Loan Agreement) by the Term-Out Date.

This Note shall termed-out in accordance with the Loan Agreement on February 29, 2012 (the “Term-Out Date”) and shall be due and payable on February 28, 2019 (the “Maturity Date”), unless such date is extended in a written agreement executed by Borrower, the Guarantors (defined below), the lenders party to the Loan Agreement (including the Lender), LC Bank party thereto and the Administrative Agent.

Late Charge:  Whenever any installment of principal and/or interest due hereunder shall not be paid when due, if so required by the requisite percentage of lenders under the Loan Agreement, the Borrower shall pay in addition thereto as a late charge, four percent (4%) of the amount of any such past due amount.

Security:  This Note is secured by a security interest in all assets of the Borrower and its domestic subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, the other grantors party thereto and the Administrative Agent (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s Guaranteed Obligations (as defined in the Loan Agreement) to the Lender (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s domestic subsidiaries (the “Guarantors”), if any.  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

Default:  An Event of Default under the Loan Agreement (or, if applicable, any of the Security Instruments) shall constitute an Event of Default hereunder, and such events of default include, but are not limited to, the failure of Borrower to make any payments of principal when due hereunder.  Upon the occurrence of an Event of Default, the requisite percentage of lenders under the Loan Agreement may, at their option, without notice or demand, declare the unpaid principal and all accrued interest under this Note to be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower for itself, its successors and assigns.  No course of dealing or delay in accelerating the maturity of this Note or in taking any other action with respect to any Event of Default shall affect Lender's or Administrative Agent’s rights to take action with respect thereto, and no waiver as to any one Event of Default shall affect any of Lender's or Administrative Agent’s rights as to any other Event of Default.

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower or any Guarantor and any securities or other property of Borrower or any Guarantor in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said respective Borrower or any Guarantor to the holder.  The holder hereof on or after default in payment hereof that constitutes an Event of Default hereunder may apply such deposits or other sums to said Obligations and sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived.

Default Rate:  The requisite percentage of lenders under the Loan Agreement shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is three percent (3%) per annum above the interest rate otherwise payable hereunder ("Default Rate"): (a) while any monetary amount remains unpaid hereunder and such failure to pay is an Event of Default under the Loan Agreement; (b) following the occurrence of and during the continuance of any other Event of Default under the Loan Agreement (or, if applicable, any of the Security Instruments), unless and until the Event of Default is cured or waived by the requisite percentage of lenders under the Loan Agreement; and (c) after the Maturity Date.

Collection Costs:  If this Note shall not be paid in full whenever it shall become due, the Borrower and Guarantors agree to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Prepayment:  Borrower may make partial or a full prepayment of principal due hereunder without penalty, provided however, that as to full prepayments made with funds provided by any lender(s) other than Middlesex and Commerce Bank and Trust Company, a prepayment charge will be applicable for the first three (3) year period of this Note, on the terms more fully provided in the Loan Agreement.  The charge will be equal to three (3%) percent of the amount of principal of this Note prepaid for the first such year, two (2%) percent for the second such year, and one (1%) percent for the third such year.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note, each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:		SERACARE LIFE SCIENCES, INC.

By:
Witness		Name:
Title:	, duly authorized	Title:

EXHIBIT A-3

[FORM OF] AMENDED AND RESTATED TERM NOTE

$___________	December 30, 2010

FOR VALUE RECEIVED, the undersigned SERACARE LIFE SCIENCES, INC., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with a principal place of business located at 37 Birch Street, Milford, Massachusetts 01757, and a mailing address in Massachusetts at 37 Birch Street, Milford, Massachusetts 01757 (hereinafter called the "Borrower"), promises to pay to [insert name of Lender] or registered assigns (hereinafter called the "Lender"), OR TO ITS ORDER, the principal sum of ___________ AND 00/100 DOLLARS ($________) with interest on the unpaid balance hereof from the date hereof until paid in full in cash, at the rate and in the manner hereinafter provided, in lawful money of the United States of America.  All payments of principal and interest shall be made to Middlesex Savings Bank (“Middlesex”) as administrative agent (the “Administrative Agent”) under the Loan Agreement dated as of December 30, 2010 (as amended from time to time, the “Loan Agreement”) among the Borrower, the guarantors party thereto, the lenders (including the Lender) party thereto, the LC Bank party thereto and the Administrative Agent, for account of the Lender in U.S. dollars in immediately available funds at the Administrative Agent’s office at 120 Flanders Road, Westborough, Massachusetts 01581.

Variable Rate; Payments:  From the date of this Note to but excluding February 29, 2012, the unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the Prime Rate plus one-half of one percent (0.5%) per annum, but in any event not less than 3.49% per annum ("Interest Rate").

As used herein, the Prime Rate means the rate from time to time announced and made effective by Middlesex as its Prime Rate.  The Prime Rate hereunder shall change as Middlesex's Prime Rate changes and any such change shall be effective on the announcement date by Middlesex of such change.

Fixed Rate; Payments:  From and including February 29, 2012 to but excluding February 29, 2017, the unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the higher (as determined on February 29, 2012) of (a) the five-year Treasury rate plus three percent (3.00%) per annum and (b) a fixed rate of five and 49/100 percent (5.49%) per annum (the “Interest Rate”).  From and after February 29, 2017, the unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to the higher of (a) the two-year Treasury rate plus three and one-half percent (3.50%) per annum and (b) a fixed rate of five and 49/100 percent (5.49%) per annum (the “Interest Rate”).

Beginning on February 1, 2011 and on the first day of each and every month thereafter during the term hereof, Borrower shall make payments of interest monthly in arrears on the outstanding principal of this Note.  Borrower shall make monthly payments of principal of this Note, in eighty-four (84) consecutive installments, one payable on each Principal Payment Date (defined below).  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid.  Each payment shall be applied first to interest then due on the unpaid balance of principal and then to such principal.  “Principal Payment Date” means the first business day of each calendar month, commencing with April 1, 2012, and the Maturity Date.

Amortization:  Such monthly payments shall be made in a seven (7) year, straight-line amortization schedule attached hereto.

This Note shall be due and payable on February 28, 2019 (the “Maturity Date”), unless such date is extended in a written agreement executed by Borrower, the Guarantors (defined below), the lenders party to the Loan Agreement (including the Lender), LC Bank party thereto and the Administrative Agent.

Late Charge:  Whenever any installment of principal and/or interest due hereunder shall not be paid when due, if so required by the requisite percentage of lenders under the Loan Agreement, the Borrower shall pay in addition thereto as a late charge, four percent (4%) of the amount of any such past due amount.

Security:  This Note is secured by a security interest in all assets of the Borrower and its domestic subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, the other grantors party thereto and the Administrative Agent (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s Guaranteed Obligations (as defined in the Loan Agreement) to the Lender (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s domestic subsidiaries (the “Guarantors”), if any.  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

Default:  An Event of Default under the Loan Agreement (or, if applicable, any of the Security Instruments) shall constitute an Event of Default hereunder, and such events of default include, but are not limited to, the failure of Borrower to make any payments of principal when due hereunder.  Upon the occurrence of an Event of Default, the requisite percentage of lenders under the Loan Agreement may, at their option, without notice or demand, declare the unpaid principal and all accrued interest under this Note to be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower for itself, its successors and assigns.  No course of dealing or delay in accelerating the maturity of this Note or in taking any other action with respect to any Event of Default shall affect Lender's or Administrative Agent’s rights to take action with respect thereto, and no waiver as to any one Event of Default shall affect any of Lender's or Administrative Agent’s rights as to any other Event of Default.

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower or any Guarantor and any securities or other property of Borrower or any Guarantor in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said respective Borrower or any Guarantor to the holder.  The holder hereof on or after default in payment hereof that constitutes an Event of Default may apply such deposits or other sums to said Obligations and sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived.

Default Rate:  The requisite percentage of lenders under the Loan Agreement shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is three percent (3%) per annum above the interest rate otherwise payable hereunder ("Default Rate"): (a) while any monetary amount remains unpaid hereunder and such failure to pay is an Event of Default under the Loan Agreement; (b) following the occurrence of an during the continuance of any other Event of Default under the Loan Agreement (or, if applicable, any of the Security Instruments), unless and until the Event of Default is cured or waived by the requisite percentage of lenders under the Loan Agreement; and (c) after the Maturity Date.

Collection Costs:  If this Note shall not be paid in full whenever it shall become due, the Borrower and Guarantors agree to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Prepayment:  Borrower may make partial or a full prepayment of principal due hereunder without penalty, provided however, that as to full prepayments made with funds provided by any lender(s) other than Middlesex and Commerce Bank and Trust Company, a prepayment charge will be applicable for the first three (3) year period of this Note, on the terms more fully provided in the Loan Agreement.  The charge will be equal to three (3%) percent of the amount of principal of this Note prepaid for the first such year, two (2%) percent for the second such year, and one (1%) percent for the third such year.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note, each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

This Note amends and restates, and is not a novation of, that certain promissory note of the Borrower made in favor of the Lender dated December 30, 2010 in the principal amount of $________ and no/100 U.S. dollars.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:	SERACARE LIFE SCIENCES,
INC.

By:
Witness	Name:
Title: , duly authorized	Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

Middlesex Savings Bank, as the Administrative
Agent under the Loan Agreement referred to below

Ladies and Gentlemen:

The undersigned SeraCare Life Sciences, Inc., a Delaware corporation, refers to the Loan Agreement, dated as of December 30, 2010 (as amended, supplemented or otherwise modified, the “Loan Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors from time to time party thereto, the lenders party thereto, the LC Bank party thereto and Middlesex Savings Bank, as the Administrative Agent for such lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Loan Agreement that the undersigned hereby wishes to borrow under the Loan Agreement, and in that connection sets forth below the information relating to such Borrowing as required by Section 2.03 of the Loan Agreement:

1.           The requested Borrowing is to be (select as applicable):

a.	☐ A [Revolving] [Term] Borrowing.

2.           The aggregate amount of the requested Borrowing is $[_________].

3.           The date of the requested Borrowing is ______, _____, which is a Business Day.

4.           The location and number of the Borrower’s account to which funds are to be disbursed is: ____________________________________.

[Signature Page Follows]

The Borrower hereby represents and warrants that the conditions specified in Section 5.02 of the Loan Agreement shall be satisfied on and as of the date of the requested Borrowing.

Very truly yours,

SERACARE LIFE SCIENCES, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

Date:  ________, ____

To:          Middlesex Savings Bank, as
Administrative Agent under the
Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of December 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors from time to time party thereto, the lenders party thereto, the LC Bank party thereto and Middlesex Savings Bank, as the Administrative Agent for such lenders.

The undersigned Responsible Officer1 hereby certifies (on behalf of the Borrower and not in such person’s individual capacity) as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

1.
Each Receivable reflected in the computations of Eligible Accounts Receivables included in this Borrowing Base Certificate meets the criteria enumerated in the definition of Eligible Accounts Receivables[, except [describe]].

2.
The Inventory reflected in the computations of Eligible Inventory included in this Borrowing Base Certificate meets the criteria enumerated in the definition of Eligible Inventory[, except [describe]].

1           This certificates should be from the chief executive officer, president, chief financial officer or treasurer of the Borrower.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                ,                      .

SERACARE LIFE SCIENCES, INC.

By:
Name:
Title:

SeraCare Borrowing Base Certificate

Accounts Receivable		Date
Balance per Aging: Mass
Balance per Aging: Maryland
Total Accounts Receivable Per Aging	A	0

MinusInvoices >90 days from invoice date
Minus Taint factor 35%
Minus Contra receivables up to A/P amount
Minus Bill and hold receivables
Minus Aged credits
Minus Government receivables
Minus All Foreign receivables except the top 6 accounts
Minus Other recommended ineligibles
Eligible Accounts Receivables		0
Advance Rate		80%
Accounts Receivable Availability 1	B	-

Government Recievables
Minus Invoices >120 days from invoice date
Eligible Government Receivables		0
Advance Rate		50%
Accounts Receivable Availability 2	C	-

Total Accounts Receivable Availability (B+C)	D	-

Inventory		Date
Raw Material
Minus 2 Year Old Inventory - Raw Material
Minus Inventory Reserve - Raw Material
Eligible Raw Material	E	0
Advance Rate		34%
Raw Material Availability	E1	0

Intermediates
Minus 2 Year Old Inventory - Intermediates
Minus Inventory Reserve - Intermediates
Eligible Intermediates	F	0
Advance Rate		6%
Intermediates Availability	F1	0

Finished Goods - Bulk
Minus 2 Year Old Inventory - FG Bulk
Minus Inventory Reserve - FG Bulk
Eligible Finished Goods - Bulk	G	0
Advance Rate		81%
Finished Goods - Bulk Availability	G1	0

Finished Goods - Disease State
Minus 2 Year Old Inventory - FG Disease
Minus Inventory Reserve - FG Disease
Eligible Finished Goods - Disease	H	0
Advance Rate		57%
Finished Goods - Disease State Availability	H1	0

Gross Inventory Availability (E1+F1+G1+H1)	I	0

Minus Liquidation Expense		1,239,303
Minus Other Recommended Reserve
Inventory Availability 1		(1,239,303)

Total Eligible Inventory (E+F+G+H)		-

Minus Liquidation Expense		1,239,303

Net Eligible Inventory		(1,239,303)
Advance Rate		40%
Inventory Availability 2	J	(495,721)

The Smaller of Inventory Availability 1 and 2	K	(1,239,303)

Accounts Receivable and Inventory Borrowing Base		Date

Total Availability (D+K)	L	(1,239,303)

Maximum Availability	M	5,000,000
Letter of Credit Issued	N
Line of Credit Outstanding	O
Net Availability - Smaller of (L-N-O) and (M-N-O)		(1,239,303)

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:           Middlesex Savings Bank, as
Administrative Agent under the
Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of December 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors from time to time party thereto, the lenders party thereto, the LC Bank party thereto and Middlesex Savings Bank, as the Administrative Agent for such lenders.

The undersigned Responsible Officer2 hereby certifies (on behalf of the Borrower and not in such person’s individual capacity) as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end and other audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

2           This certificates should be from the chief executive officer, president, chief financial officer or treasurer of the Borrower.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Secured Obligations under the Financing Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Financing Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           To the best knowledge of the undersigned, the representations and warranties of the Borrower contained in Article VI of the Agreement and all representations and warranties of any Obligor that are contained in any document furnished at any time under or in connection with the Financing Documents, are true and correct in all material respects (provided, that if any such representation warranty contains any materiality qualification such as “in all material respects” or by referring to a “Material Adverse Effect” or similar references, then such representation and warranty shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in the second sentence of Section 6.04(a) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                ,                      .

SERACARE LIFE SCIENCES, INC.

By:
Name:
Title:

For the Fiscal Quarter/Year ended ___________________, ____ (“Statement Date”)
[Note:  All financial covenant calculations to be conformed to final definitions]

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 8.14(a) – Consolidated Debt Service Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):		$______

		1.	Consolidated Net Income for Subject Period:	$______

		2.	Consolidated Interest Expense for Subject Period:	$______

		3.	Provision for income taxes for Subject Period:	$______

		4.	Depreciation expenses for Subject Period:	$______

		5.	Amortization expenses for Subject Period:	$______

		6.	Non-cash adjustments arising from application of FASB Statement 142 (or its successor) and accounting principles relating to stock-based compensation expense	$______

		7.	Extraordinary or non-recurring losses	$______

		8.	Other non-cash items reducing Consolidated Net Income and consented to by the Administrative Agent in its reasonable discretion	$______

		9.	Cost savings from permitted Acquisitions and consented to by the Administrative Agent in its reasonable discretion	$______

		10.	Income Tax credits for Subject Period:	$______

		11.	Non-cash increases to Consolidated Net Income for Subject Period:	$______

		12.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 +9 - 10 – 11):	$______

	B.	Cash Taxes for Subject Period:		$______

	C.	Unfinanced Capital Expenditures for Subject Period:		$______

	D.	Dividends and distributions made in Subject Period:	$______

E.
The amount of Investments made in cash by (and not repaid in cash to) the Borrower to any third parties (other than the Borrower’s Wholly Owned Subsidiaries) in compliance with Section 8.07 in Subject Period:
$______

	F.	Cash Consolidated Interest Expense for Subject Period:	$______

	G.	Current maturity of long-term Indebtedness for Subject Period:	$______

	H.	Consolidated Interest Coverage Ratio ([Line I.A.12 – Line I.B – Line I.C – Line I.D – Line I.E] ÷ [Line I.F + Line I.G]):	____ to 1

Minimum required: 1.35 to 1

II.	Section 8.14(b) – Consolidated Senior Leverage Ratio.

	A.	Aggregate outstanding principal amount of the Loans at Statement Date	$______

	B.	Aggregate LC Exposures at Statement Date	$______

	C.	Consolidated EBITDA for Subject Period (Line I.A.12 above):	$______

	D.	Consolidated Leverage Ratio ([Line II.A + Line II.B] ÷ Line II.C):	____ to 1

Maximum permitted: 2.5 to 1

For the Fiscal Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income

+ Consolidated Interest Expense

+ income taxes

+ depreciation expense

+ amortization expense

+ non-cash adjustments arising by reason of the application of FASB Statement 142 (or its successor) (relating to changes in accounting for the amortization of good will and certain other intangibles) and accounting principles relating to stock based compensation expenses

+ extraordinary or non-recurring losses

+ with the Administrative Agent’s prior written consent (in its reasonable discretion), other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period

+ with the Administrative Agent’s prior written consent (in its reasonable discretion), cost savings from Acquisitions made in compliance with Section 8.08

- income tax credits

- non-cash income

= Consolidated EBITDA